Exhibit 10.1

CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
COÖPERATIEVE CENTRALE RAIFFEISEN – BOERENLEENBANK B.A.,
"RABOBANK NEDERLAND", NEW YORK BRANCH
and
GOLDMAN SACHS BANK USA
as Joint Lead Arrangers,
WELLS FARGO BANK, NATIONAL ASSOCIATION
and
MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Book Runners,
COÖPERATIEVE CENTRALE RAIFFEISEN – BOERENLEENBANK B.A.,
"RABOBANK NEDERLAND", NEW YORK BRANCH
and
BANK OF AMERICA, N.A.
as Syndication Agents,
GOLDMAN SACHS BANK USA
as Documentation Agent,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,
CHIQUITA BRANDS INTERNATIONAL, INC.
as Parent, and
CHIQUITA BRANDS L.L.C.,
CHIQUITA FRESH NORTH AMERICA L.L.C.,
FRESH INTERNATIONAL CORP.,
FRESH EXPRESS INCORPORATED,
BC SYSTEMS, INC.,
VERDELLI FARMS, INC.,
TRANSFRESH CORPORATION,
CB CONTAINERS, INC.,
and
V.F. TRAN

Exhibit 10.1

SPORTATION, LLC
as Borrowers
Dated as of February 5, 2013

Page

1.	DEFINITIONS AND CONSTRUCTION. 1
Definitions                                    1
Accounting Terms                                1
Code                                        2
Construction                                    2
Time References                                3
Schedules and Exhibits                                3

2.	LOANS AND TERMS OF PAYMENT. 3

2.1.	Revolving Loans. 3
Term Loan                                    4

2.3.	Borrowing Procedures and Settlements. 4

2.4.	Payments; Reductions of Commitments; Prepayments. 12

2.5.	Promise to Pay; Promissory Notes. 19

2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations. 19
Crediting Payments                                21
Designated Account                                21
Maintenance of Loan Account; Statements of Obligations            21

2.10.	Fees. 22

2.11.	Letters of Credit. 22

2.12.	LIBOR Option. 30

2.13.	Capital Requirements. 32
Inclusion of Foreign Assets in Borrowing Base                34

2.15.	Joint and Several Liability of Borrowers. 34

3.	CONDITIONS; TERM OF AGREEMENT. 37
Conditions Precedent to the Initial Extension of Credit            37
Conditions Precedent to all Extensions of Credit                37
Maturity                                        37
Effect of Maturity                                37
Early Termination by Borrowers                        37
Post-Closing Covenants                                38

4.	REPRESENTATIONS AND WARRANTIES. 41

4.1.	Due Organization and Qualification; Subsidiaries. 41

4.2.	Due Authorization; No Conflict. 42

-i-

(continued)
Page

Governmental Consents                                42

4.4.	Binding Obligations; Perfected Liens. 43
Title to Assets; No Encumbrances                        43
Litigation                                    43
Compliance with Laws                                43
No Material Adverse Effect                            44

4.9.	Solvency. 44
Employee Benefits                                44
Environmental Condition                            45
Complete Disclosure                                45
Patriot Act                                    46
Indebtedness                                    46
Payment of Taxes                                46
Margin Stock                                    46
Governmental Regulation                            47
OFAC                                        47

Employee and Labor Matters	47
Parent as a Holding Company; American Produce as a Holding Company; Bocas Fruit                                    47
Leases                                        48
Eligible Accounts                                48
Eligible Inventory                                48
Location of Inventory                                48
Inventory Records                                48
Other Documents                                48
Agricultural Matters                                49

5.	AFFIRMATIVE COVENANTS. 49
Financial Statements, Reports, Certificates                    49
Reporting                                    49
Existence                                    49
Maintenance of Properties                            49
Taxes                                        49
Insurance                                    50

5.7.	Inspection. 50

-ii-

(continued)
Page

Compliance with Laws                                51
Environmental                                    51
Disclosure Updates                                51
Formation of Subsidiaries                            52
Further Assurances                                52
Lender Meetings                                53
Location of Inventory                                53
Compliance with ERISA and the IRC                        53

5.16.	Agricultural Matters. 54

6.	NEGATIVE COVENANTS. 54
Indebtedness                                    54
Liens                                        55
Restrictions on Fundamental Changes                        55
Disposal of Assets                                55
Nature of Business                                55
Prepayments and Amendments                            56
Restricted Payments                                57
Accounting Methods                                58
Investments                                    58
Transactions with Affiliates                            58
Use of Proceeds                                    59
Limitation on Issuance of Equity Interests                    59

6.13.	Intentionally Omitted. 59
Parent as Holding Company; American Produce as Holding Company; Bocas Fruit                                        59

6.15.	Employee Benefits. 60

7.	FINANCIAL COVENANTS. 60

8.	EVENTS OF DEFAULT. 61
Payments                                    61
Covenants                                    61
Judgments                                    62
Voluntary Bankruptcy, etc                            62
Involuntary Bankruptcy, etc                            62
Default Under Other Agreements                        62

-iii-

(continued)
Page

Representations, etc                                62
Guaranty                                        63
Security Documents                                63
Loan Documents                                63
Change of Control                                63
ERISA                                        63
Product Recall                                    63

9.	RIGHTS AND REMEDIES. 63
Rights and Remedies                                63
Remedies Cumulative                                64

10.	WAIVERS; INDEMNIFICATION. 64
Demand; Protest; etc                                64
The Lender Group's Liability for Collateral                    65
Indemnification                                    65

11.	NOTICES. 66

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION. 67

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS. 68

13.1.	Assignments and Participations. 68
Successors                                    72

14.	AMENDMENTS; WAIVERS. 72

14.1.	Amendments and Waivers. 72

14.2.	Replacement of Certain Lenders. 74
No Waivers; Cumulative Remedies                        75

15.	AGENT; THE LENDER GROUP. 76
Appointment and Authorization of Agent                    76
Delegation of Duties                                77
Liability of Agent                                77
Reliance by Agent                                77
Notice of Default or Event of Default                        77
Credit Decision                                    78
Costs and Expenses; Indemnification                        78
Agent in Individual Capacity                            79
Successor Agent                                    79

-iv-

(continued)
Page

Lender in Individual Capacity                            80

15.11.	Collateral Matters. 80

15.12.	Restrictions on Actions by Lenders; Sharing of Payments. 82
Agency for Perfection                                83
Payments by Agent to the Lenders                        83
Concerning the Collateral and Related Loan Documents            83
Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information                            83
Several Obligations; No Liability                        84
Titles                                        85

16.	WITHHOLDING TAXES. 85
Payments                                    85

16.2.	Exemptions. 86

16.3.	Reductions. 87
Refunds                                        88

17.	GENERAL PROVISIONS. 88
Effectiveness                                    88
Section Headings                                88
Interpretation                                    88
Severability of Provisions                            88
Bank Product Providers                                88
Debtor-Creditor Relationship                            89
Counterparts; Electronic Execution                        89
Revival and Reinstatement of Obligations; Certain Waivers            90

17.9.	Confidentiality. 90
Survival                                        92
Patriot Act                                    92
Integration                                    92
Chiquita Brands as Agent for Borrowers                    93
No Setoff                                    93

-v-

Exhibit 10.1

EXHIBITS AND SCHEDULES

Exhibit A-1    Form of Assignment and Acceptance
Exhibit B-1    Form of Borrowing Base Certificate
Exhibit B-2    Form of Bank Product Letter Agreement
Exhibit C-1    Form of Compliance Certificate
Exhibit L-1    Form of LIBOR Notice
Exhibit P-1    Form of Perfection Certificate
Schedule A-1    Agent's Account
Schedule A-2    Authorized Persons
Schedule C-1    Commitments
Schedule D-1    Designated Account
Schedule E-1    Eligible Inventory and Equipment Locations
Schedule P-1*    Permitted Investments
Schedule P-2*    Permitted Liens
Schedule P-3*    Permitted Dispositions of Certain Persons, Joint Ventures and
        Certain Property
Schedule P-4*    Permitted Scheduled Disposition
Schedule R-1*    Real Property Collateral
Schedule S-1*    Significant Subsidiaries
Schedule 1.1    Definitions
Schedule 3.1    Conditions Precedent
Schedule 4.1(b)*    List of Subsidiaries
Schedule 4.1(c)*    Capitalization of Significant Parties and Pledged Persons
Schedule 4.10*    Benefit Plans
Schedule 4.14*    Permitted Indebtedness
Schedule 4.20*    Assets and Liabilities of Parent and American Produce
Schedule 4.24*    Location of Inventory
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.2    Collateral Reporting
Schedule 6.5    Nature of Business

-vi-

Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement"), is entered into as of February 5, 2013, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as a lead arranger,MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED,as a lead arranger, COÖPERATIEVE CENTRALE RAIFFEISEN – BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH,as a lead arranger and GOLDMAN SACHS BANK USA, as a lead arranger(in such capacity, together with their successors and assigns in such capacity, collectively the "Joint Lead Arrangers" and individually a "Joint Lead Arranger"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as a book runner and MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED,as a book runner (in such capacity, together with their successors and assigns in such capacity, collectively the "Joint Book Runners" and individually a "Joint Book Runner"),COÖPERATIEVE CENTRALE RAIFFEISEN – BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as a syndication agent and BANK OF AMERICA, N.A., as a syndication agent (in such capacity, together with their successors and assigns in such capacity, collectively the "Syndication Agents" and individually a "Syndication Agent"), GOLDMAN SACHS BANK USA, as documentation agent(in such capacity, together with its successors and assigns in such capacity, "Documentation Agent"),CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation ("Parent"),CHIQUITA BRANDS L.L.C., a Delaware limited liability company ("Chiquita Brands"), CHIQUITA FRESH NORTH AMERICA L.L.C., a Delaware limited liability company ("Chiquita Fresh"), FRESH INTERNATIONAL CORP., a Delaware corporation ("Fresh International"),FRESH EXPRESS INCORPORATED, a Delaware corporation ("Fresh Express"), BC SYSTEMS, INC., a Delaware corporation ("BC Systems"), VERDELLI FARMS INC., a Pennsylvania corporation("Verdelli"), TRANSFRESH CORPORATION, a Delaware corporation ("Transfresh"),CB CONTAINERS, INC., a Delaware corporation ("CB Containers"), and V.F. TRANSPORTATION, L.L.C., a Pennsylvania limited liability company ("VF Transportation"; together with Chiquita Brands, Chiquita Fresh, Fresh International,Fresh Express, BC Systems, Verdelli, Transfreshand CB Containersare referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers").
The parties agree as follows:

Exhibit 10.1

1.	DEFINITIONS AND CONSTRUCTION.
1.1.    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If an Accounting Change occurs after December 31, 2012 (or such later date as Borrowers and Required Lenders agree to) that affects the calculation of any financial covenant or the operation of any other provision hereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement to eliminate the effect of such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of December 31, 2012 (or such later date as Borrowers and Required Lenders agree to) and, until any such amendments have been agreed upon and agreed to by Borrowers and the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred; provided, further, that notwithstanding any Accounting Change after December 31, 2012 that would require lease obligations that would be treated as operating leases as of December 31, 2012 to be classified and accounted for as capital leases or otherwise reflected on Parent and its Subsidiaries' consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of December 31, 2012. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3.    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4.    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof,""herein,""hereby,""hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the

Exhibit 10.1

case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including reasonable attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5.    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Chicago, Illinois on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6.    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement and the Disclosure Letter shall be deemed incorporated herein by reference.

Exhibit 10.1

2.	LOANS AND TERMS OF PAYMENT.
2.1.    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans ("Revolving Loans") to Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i)    such Lender's Revolver Commitment, or
(ii)    such Lender's Pro Rata Share of an amount equal to the lesser of:
(A)    the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and
(B)    the amount equal to the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Bank Product Reserves, PACA/Growers Reserves and other Reserves against the Borrowing Base or the Maximum Revolver Amount. The amount of any Receivable Reserve, Inventory Reserve, Bank Product Reserve, PACA/Growers Reserve, or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.
2.2.    Term Loan.Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the "Term Loan") to Borrowers in an amount equal to such Lender's Pro Rata Share of the Term Loan Amount. The principal of the Term Loan shall be repaid in monthly installments of $125,000 on the first day of each calendar month (commencing April 1, 2013) until repaid in full. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any

Exhibit 10.1

principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.
2.3.    Borrowing Procedures and Settlements.
(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 12:00 noon (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is at least 1 Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 12:00 noon on the applicable Business Day. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
(b)    Making of Swing Loans. In the case of a request for a Revolving Loan and so long as the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed 10% of the Maximum Stated Revolver Amount, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a "Swing Loan" and all such Revolving Loans being referred to as "Swing Loans") available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent's Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.
(c)    Making of Revolving Loans.
(i)    In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is at least 1 Business Day prior to

Exhibit 10.1

the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 12:00 noon on the Business Day that is the requested Funding Date. After Agent's receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii)    Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, no later than 12:00 noon on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender's portion of such Borrowing for the Funding Date shall be for Agent's separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender's Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)    Protective Advances and Optional Overadvances.
(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence

Exhibit 10.1

and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent's sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or appropriate (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "Protective Advances"). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 10% of the Maximum Revolver Amount (unless Required Lenders otherwise agree to a higher aggregate amount).
(ii)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Maximum Revolver Amount (unless Required Lenders otherwise agree to a higher aggregate amount), and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent reasonably determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a 30 days, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e). Each Lender with a Revolver Commitment shall be obligated to make Revolving Loans in accordance with Section 2.3(c), or settle Overadvances made by Agent with Agent as provided in Section 2.3(e)(or Section 2.3(g), as applicable), for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii)    Each Protective Advance and each Overadvance (each, an "Extraordinary Advance") shall be deemed to be a Revolving Loan hereunder. No Extraordinary

Exhibit 10.1

Advance shall be eligible to be a LIBOR Rate Loan. Prior to Settlement with respect to any Extraordinary Advances, all payments on the Extraordinary Advances, including interest thereon, shall be payable to Agent solely for its own account. The Extraordinary Advances shall be repayable on demand, secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
(iv)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount (unless Required Lenders otherwise agree to a higher amount).
(e)    Settlement. It is agreed that each Lender's funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including the Swing Loans, and the Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Loan Parties' payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender is less than such Lender's Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans

Exhibit 10.1

and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)    In determining whether a Lender's balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender's Pro Rata Share of the Revolving Loans as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
(iii)    Between Settlement Dates, Agent, to the extent Extraordinary Advances for the account of Agent or Swing Loans for the account of Swing Lender are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender's Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of Loan Parties received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)    Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests

Exhibit 10.1

therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)    Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender's benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent's sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (N) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder and any Funding Losses incurred by any Non-Defaulting Lender resulting from such Defaulting Lender making payment of amounts necessary to become a Non-Defaulting Lender, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a

Exhibit 10.1

Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)    If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)    such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders' Revolving Loan Exposures plus such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender's Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender's Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;
(C)    if Borrowers cash collateralize any portion of such Defaulting Lender's Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender's Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

Exhibit 10.1

(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;
(E)    to the extent any Defaulting Lender's Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender's Letter of Credit Exposure is cash collateralized or reallocated;
(F)    so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender's or Issuing Bank's risk with respect to the Defaulting Lender's participation in Swing Loans or Letters of Credit; and
(G)    Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).
(h)    Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4.    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrowers.
(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

Exhibit 10.1

(ii)    Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)    Apportionment and Application.
(iii)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.4(b)(iv) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iv)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(C)    third, to pay interest due in respect of all Protective Advances until paid in full,
(D)    fourth, to pay the principal of all Protective Advances until paid in full,
(E)    fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

Exhibit 10.1

(F)    sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(G)    seventh, to pay interest accrued in respect of the Swing Loans until paid in full,
(H)    eighth, to pay the principal of all Swing Loans until paid in full,
(I)    ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,
(J)    tenth, ratably, to pay interest accrued in respect of the Term Loan until paid in full,
(K)    eleventh, ratably
i.    ratably, to pay the principal of all Revolving Loans until paid in full,
ii.    to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount of 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),
iii.    up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) ratably (based on the Bank Product Reserve established for each Bank Product) to the Bank Product Providers up to the amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit (based on the Bank Product Reserve established for each Bank Product) of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof,

Exhibit 10.1

(L)    twelfth, ratably to pay the principal amount of the Term Loan until paid in full,
(M)    thirteenth, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),
(N)    fourteenth, ratably to pay any Obligations owed to Defaulting Lenders; and
(O)    fifteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(v)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(vi)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(vii)    For purposes of Section 2.4(b)(ii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(viii)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

Exhibit 10.1

(c)    Reduction of Commitments.
(v)    Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $10,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $10,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.
(vi)    Term Loan Commitments. The Term Loan Commitments shall terminate upon the making of the Term Loan.
(d)    Optional Prepayments.
(v)    Revolving Loans. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part.
(vi)    Term Loan. Borrowers may, upon at least 3 Business Days prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
(e)    Mandatory Prepayments.
(i)    Borrowing Base. If, at any time, (A)  the Revolver Usage on such date exceeds (B) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.
(ii)    Dispositions. Within 3 Business Days of the date of receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by such Loan Party of ABL Priority Collateral that result in Net Cash Proceeds greater than $10,000,000 in the aggregate in any fiscal year (including casualty losses or condemnations but excluding (A) sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (i), (j), (k), (l), (m),(n) or (q) of the definition of Permitted Dispositions, and (B) sales or dispositions of any assets that constitute Eligible Equipment unless the Fixed Asset Sub-Line Amount has been

Exhibit 10.1

reduced to zero), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Administrative Borrower shall have given Agent prior written notice of such Borrowers' intention to apply such monies to the costs of repair, restoration or replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets of a Loan Party useful in the business of Loan Parties, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Loan Parties complete such repair, restoration or replacement, purchase, or construction within 270 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of repair, restoration or replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets of such Loan Party useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such repair, restoration or replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii). Nothing contained in this Section 2.4(e)(ii) shall permit Parent or any of its Subsidiariesto sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii)    Dispositions of Eligible Equipment. Until such time as the Fixed Asset Sub-Line Amount has been reduced to zero, within 3 Business Days of the date of receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by such Loan Party of any Eligible Equipment (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clause (n) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(iii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions. Nothing contained in this Section 2.4(e)(iii)shall permit any Significant Party to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iv)    Extraordinary Receipts. Within 3 Business Days of the date of receipt by any Loan Party of any Extraordinary Receipts that constitute ABL Priority Collateral, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
(v)    Indebtedness. Within 3 Business Days of the date of incurrence by any Loan Party of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

Exhibit 10.1

(vi)    Equity. Within 3 Business Days of the date of the issuance by any Loan Party of any Equity Interests (other than (A) the issuance of Equity Interests of Parent to directors, officers and employees of Parent and its Subsidiaries pursuant to employee stock option or incentive plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (B) the issuance of Equity Interests of Parent in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition), (C) the issuance of Equity Interests of a Loan Party to a Loan Party,and (D) issuance of director's qualifying shares and issuances in connection with the exercise of warrants), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.4(e)(vi) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.
(f)    Application of Payments.
(iii)    Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
(iv)    Each prepayment pursuant to Section 2.4(e)(ii), 2.4(e)(iv), 2.4(e)(v), or 2.4(e)(vi) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (but only so long as a Default or an Event of Default exists), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
(v)    Each prepayment pursuant to Section 2.4(e)(iii) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (but only so long as a Default or an Event of Default exists), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). In addition, each such prepayment pursuant to Section 2.4(e)(iii) shall permanently reduce the Fixed Asset Sub-Line Amount (subject to adjustment as set forth in the definition thereof), in an amount equal to 85% of the Net Orderly Liquidation Value of the Eligible Equipment sold or disposed of that results in such prepayment; provided, that with respect to such prepayment, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Administrative Borrower shall have given Agent prior written notice of Borrowers' intention to apply the monies received from the sale or disposition of Eligible Equipment to the costs of restoring such Eligible Equipment or acquiring other Equipment that constitutes Eligible Equipment, (C) the applicable Loan Party completes such restoration or acquisition within 270 days after the initial receipt of such monies, and (D) the aggregate Net Cash Proceeds so reinvested in any calendar year does not exceed

Exhibit 10.1

$2,500,000, the Fixed Asset Sub-Line Amount that has been reduced by such prepayment shall be increased by the lesser of (1) 85% of the Net Orderly Liquidation Value of the Eligible Equipment restored or acquired pursuant to the proviso of this clause (iii) and (2) the aggregate amount of reduction of the Fixed Asset Sub-Line Amount resulting from such prepayment.
(vi)    No prepayment applied to the Revolving Loans or to cash collateralize Letter of Credit Usage under Section 2.4(f)(i), (ii) or (iii) shall result in a reduction in the Maximum Revolver Amount, unless an Event of Default exists and Required Lenders elect in writing for any such prepayment to result in a permanent reduction of the Maximum Revolving Amount.
2.5.    Promise to Pay; Promissory Notes.
(a)    Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.
(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.6.    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c), all Loans, and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof, shall bear interest as follows:
(vii)    if the relevant Obligation is a portion of the Term Loan that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate TermMargin,
(viii)    if the relevant Obligation is a Revolving Loan that is a LIBOR Rate Loan predicated on the Fixed Asset Availability Amount, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin (Fixed Asset Availability Amount),
(ix)    if the relevant Obligation is a Revolving Loan that is a LIBOR Rate Loan not predicated on the Fixed Asset Availability Amount, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin,
(x)    if the relevant Obligation is a portion of the Term Loan that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Term Margin,

Exhibit 10.1

(xi)    if the relevant Obligation is a Revolving Loan that is a Base Rate Loan predicated on the Fixed Asset Availability Amount, at a per annum rate equal to the Base Rate plus the Base Rate Margin (Fixed Asset Availability Amount), and
(xii)    otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b)    Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the "Letter of Credit Fee") (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding Letters of Credit.
(c)    Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,
(vii)    all Loans, and Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof, shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
(viii)    the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans or the Term Loan hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group

Exhibit 10.1

Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
(g)    Obligations Predicated on the Fixed Asset Availability Amount. For purposes of calculating interest, Revolving Loans shall first, to the extent of the Fixed Asset Availability Amount, be deemed predicated on clause (c) of the definition of Borrowing Base, prior to giving effect to the other components of the Borrowing Base.
2.7.    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent's Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8.    Designated Account. Agent is authorized to make the Revolving Loans and the Term Loan, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving

Exhibit 10.1

the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9.    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with the Term Loan, all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers' account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Term Loan and the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.10.    Fees.
(a)    Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)    Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the "Unused Line Fee") in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
(c)    Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (including travel, meals, lodging and other out-of-pocket expenses) if it elects to employ the services of one or more third Persons to perform field examinations of Parent or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Parent's or its Subsidiaries' business valuation; provided, that so long as no Event of Default shall have occurred and be continuing and Excess Availability is at least 15% of Maximum Stated Revolver Amount, Borrowers

Exhibit 10.1

shall not be obligated to reimburse Agent for more than 2 field examinations during any calendar year, more than 1 appraisal of the Inventory during any calendar year or more than 1 appraisal of the Equipment during any calendar year.
2.11.    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Bank's records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Parent or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.
(b)    Issuing Bank shall not issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed $50,000,000, or
(ii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or
(iii)    the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.
(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such

Exhibit 10.1

Letter of Credit to the extent (i) the Defaulting Lender's Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate the Issuing Bank's risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.
(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars or such other currency as is acceptable to Agent. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers' obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further

Exhibit 10.1

action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person's respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a "Letter of Credit Related Person") (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the "Letter of Credit Indemnified Costs"), and which arise out of or in connection with, or as a result of:
(i)    any Letter of Credit or any pre-advice of its issuance;
(ii)    any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

Exhibit 10.1

(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)    any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;
(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    Issuing Bank's performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or
(x)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
in each case, including that resulting from the Letter of Credit Related Person's own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank's gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrowers' aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d),

Exhibit 10.1

plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.
(h)    Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank's use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers' purposes. With respect to any Letter of Credit containing an "automatic amendment" to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
(i)    Borrowers' reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not strictly comply with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)    the existence of any claim, set-off, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;
(v)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Parent's or any of its Subsidiaries' reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

Exhibit 10.1

(vi)    the fact that any Default or Event of Default shall have occurred and be continuing;
provided, however, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.
(j)    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank's rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank's determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

Exhibit 10.1

(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)    payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)    Borrowers shall pay upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of .125%per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations). Notwithstanding the foregoing, if Issuing Bank is a Person other than Wells Fargo, all fronting fees payable in respect of Letters of Credit issued by such Issuing Bank shall be paid by Borrowers immediately upon demand directly to such Issuing Bank for its own account.
(l)    If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

Exhibit 10.1

(ii)    there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(m)    Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP and UCP shall apply to each standby Letter of Credit, and (ii) the rules of UCP shall apply to each commercial Letter of Credit.
(n)    In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
2.12.    LIBOR Option.
(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the "LIBOR Option") to have interest on all or a portion of the Revolving Loans or the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of Agent or the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

Exhibit 10.1

(b)    LIBOR Election.
(i)    Borrowers may, at any time and from time to time, elect to exercise the LIBOR Option by notifying Agent prior to 12:00 noon at least 1 Business Day prior to the commencement of the proposed Interest Period (the "LIBOR Deadline") (provided, that after the occurrence and during the continuance of an Event of Default, Agent may, and at the request of Required Lenders shall, terminate Borrowers' right to exercise the LIBOR Option by providing written notice of such termination to Administrative Borrower). Notice of Borrowers' election of the LIBOR Option for a permitted portion of the Revolving Loans or the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii)    Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses"). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
(iii)    Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 10 LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.
(c)    Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement, acceleration of all or any portion of the Obligations pursuant to the terms hereof

Exhibit 10.1

or a required assignment under Section 2.13(b) or 14.2, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).
(d)    Special Provisions Applicable to LIBOR Rate.
(i)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)    In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
2.13.    Capital Requirements.
(a)    If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Bank's, such Lender's, or such holding companies' capital as a consequence of Issuing Bank's or such

Exhibit 10.1

Lender's commitments, Loans participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank's, such Lender's, or such holding companies' then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank's or such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank's or such Lender's right to demand such compensation; provided that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender's intention to claim compensation therefor; providedfurther that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected

Exhibit 10.1

Lender's commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14.    Inclusion of Foreign Assets in Borrowing Base. At the written request of Administrative Borrower, the Borrowing Base may be modified to include the Eligible Accounts of a Specified Foreign Subsidiary, but only so long as Agent and all of the Lenders have provided their prior written consent to so including the Eligible Accounts of a Specified Foreign Subsidiary in the Borrowing Base. Such consent, if given by Agent and the Lenders, may include such conditions as they deem appropriate, including the following:
(a)    The eligibility criteria for Eligible Accounts of a Specified Foreign Subsidiary may be modified and additional Reserves may be established;
(b)    Each Specified Foreign Subsidiary shall be required to become a Loan Party (and Agent and Lenders shall have received the information and searches described in Section 17.11) and if a Borrower, the interest rate, currency, and borrowing procedures shall be determined by Agent and the Lenders;
(c)    Foreign Subsidiaries of Parent may be required to guaranty the Obligations of such Specified Foreign Subsidiary secured by a first priority Lien on the assets of such Foreign Subsidiary;
(d)    Parent and its US Subsidiaries shall guaranty the Obligations of each Specified Foreign Subsidiary, and each Specified Foreign Subsidiary shall guaranty the Obligations of each Loan Party unless such Specified Foreign Subsidiary is a CFC and providing such guaranty by such Specified Foreign Subsidiary would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent and Lenders) in relation to the benefits to Agent and the Lenders of the guaranty afforded thereby;
(e)    each of the conditions precedent set forth in Section 3.2 shall have been satisfied; and

Exhibit 10.1

(f)    Loan Parties shall have executed and delivered such agreements, instruments, documents and opinions as Agent may request to effectuate the forgoing.
2.15.    Joint and Several Liability of Borrowers.
(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.
(d)    The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.
(e)    Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on

Exhibit 10.1

the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.
(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.
(h)    Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding

Exhibit 10.1

under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

3.	CONDITIONS; TERM OF AGREEMENT.
3.1.    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).
3.2.    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(i)    the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(j)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3.    Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.
3.4.    Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices

Exhibit 10.1

of security interests and liens previously filed by Agent.
3.5.    Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
3.6.    Post-Closing Covenants. Borrowers covenant and agree as follows:
(a)    Within 120 days following the Closing Date (or such later date as Agent shall agree to), Borrowers shall deliver to Agent in form and substance satisfactory to Agent, (i) a duly executed and delivered a Netherlands-law-governed pledge in favor of Agent with respect to 65% of the Equity Interests held by Chiquita Brands and Chiquita Fresh. in Fresh Holding C.V., and (ii) with respect to 63.5% of the Equity Interests held by Chiquita Brands in Compania Mundimar, S.A., either (x) a Costa Rican-law-governed pledge in favor of Agent, together with an opinion of counsel to Chiquita Brands reasonably acceptable to Agent with respect thereto, or (y) an opinion of counsel to the Loan Parties reasonably satisfactory to Agent and its counsel with respect to the effectiveness of the pledge of such equity interests of Compania Mundimar, S.A. by Chiquita Brands under the Guaranty and Security Agreement.
(b)    Within 120 days following the Closing Date (or such later date as Agent shall agree to), Borrowers shall deliver to Agent each of the following documents, which shall be reasonably satisfactory in form and substance to Agent and its counsel, with respect to (x) the fee interest of BC Systems in the real property located in Salinas, California (the "California Property"), (y) the fee interest of Verdelli in the real property located in Harrisburg, Pennsylvania (the "Pennsylvania Property"), and (z) the leasehold interest of Fresh Express ("Fresh Express") in the real property located in Morrow, Georgia (the "Georgia Property" and, together with the California Property and the Pennsylvania Property, the "Initial Mortgaged Properties"):
(ix)    Insurance. Policies or certificates of insurance covering each Initial Mortgaged Property, for the benefit of Agent and the Lender Group, as additional insured and loss payee and mortgagee and otherwise bearing endorsements of the character reasonably acceptable to Agent, together with flood insurance certificates and documentation reasonably requested by Agent and in form and substance satisfactory tothe Lenders;
(x)    Mortgages. Fully executed counterparts of Mortgages covering each Initial Mortgaged Property, together with evidence that counterparts of such Mortgages have been delivered to the applicable title company for recording in all places to the extent necessary or, in the reasonable opinion of Agent, desirable, to effectively create a valid and enforceable first priority mortgage lien on the Initial Mortgaged Properties in favor of Agent for its benefit and the benefit of the Lender Group (subject to the Note Intercreditor Agreement), securing the Obligations

Exhibit 10.1

(provided that in jurisdictions that impose mortgage recording taxes, such Mortgages shall not secure indebtedness in an amount exceeding 100% of the fair market value of the applicable Initial Mortgaged Property, as reasonably determined, in good faith, by Borrowers and reasonably acceptable to Agent);
(xi)    Counsel Opinions. Favorable opinions addressed to Agent and the Lenders, of (A) local counsel in the jurisdiction where the Initial Mortgaged Properties are located regarding the enforceability and perfection of the Mortgages and, in cases where the applicable Loan Party is organized in the jurisdiction where the Initial Mortgaged Property is located, regarding the valid existence, due authorization, execution and delivery of the applicable Mortgage, and (B) except in instances where such items are addressed in the opinion from local counsel, counsel for the Loan Parties regarding valid existence, due authorization, execution and delivery of the Mortgages, in each case, in form and substance reasonably acceptable to Agent;
(xii)    Title Insurance. With respect to each such Mortgage, a fully paid mortgage policy (a "Mortgage Policy")insuring (or committing to insure) the lien of such Mortgage as a valid and enforceable first priority mortgage or deed of trust lien on the Initial Mortgaged Property described therein (subject to the Note Intercreditor Agreement), in an amount not less than 100% of the fair market value of such Initial Mortgaged Property as reasonably determined, in good faith, by Borrowers and reasonably acceptable to Agent issued by the title company, which reasonably assures Agent that each Mortgage is a valid and enforceable mortgage lien on the applicable Initial Mortgaged Property, free and clear of all defects and encumbrances subject only to the Permitted Liens set forth in clauses (b), (k) and (q) of the definition of "Permitted Liens"and such other Permitted Liens acceptable to Agent, and each such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to Agent and shall include such title endorsements and other affirmative insurance as Agent shall reasonably request, to the extent available at commercially reasonably rates (excluding endorsements or coverage related to creditors' rights);provided, however, that it is understood that such title insurance may include exceptions for matters that would be disclosed by a survey or inspection of the applicable Mortgaged Property;
(xiii)    Required Consents. With respect to each Initial Mortgaged Property, Borrowers shall make commercially reasonable efforts (which shall not include the commencement of litigation or require the payment of any sum of money unless such payment is expressly set forth in the agreement under which consent is sought) to obtain such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments, as necessary, in order for the owner or holder of the fee or leasehold interest constituting such Initial Mortgaged Property to grant the lien contemplated by the applicable Mortgage, including, without limitation, a subordination, non-disturbance and attornment agreement in favor of Agent with respect to the California Property, executed by Boutonnet Farms, Inc. and BC Systems, in a form substantially similar to the Subordination, Non-Disturbance and Attornment Agreement dated April 28, 2008, executed by Boutonnet Farms, Inc. and BC Systems in favor of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland",New York Branch, as administrative agent (the "Prior Agent") under the Existing Credit Facility;

Exhibit 10.1

(xiv)    Mortgaged Properties indemnification. With respect to the Initial Mortgaged Properties, such affidavits, certificates, instruments of indemnification and other items (including a so-called "gap" indemnification) as shall be reasonably required to induce the title company to issue the applicable Mortgage Policies and endorsements contemplated above;
(xv)    Collateral Fees and Expenses. Evidence reasonably acceptable to Agent of payment by Borrowers of all Mortgage Policy premiums, search and examination charges, mortgage filing and recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and issuance of the Mortgage Policies referred to above;
(xvi)    Georgia Property Deliverables. With respect to the Georgia Property, (A) proof that the Lease Agreement dated as of April 1, 2004 (as heretofore amended, the "Georgia Lease"), between the Development Authority of Clayton County (the "Authority") and Fresh Express has been extended to a date reasonably acceptable to Agent, (B) a subordination agreement executed by Fresh International in favor of Agent, subordinating the interest of Fresh International under the Deed to Secure Debt, Assignment of Rents and Leases and Security Agreement dated April 1, 2004 (the "Bond Mortgage") made by the Authority in favor of Fresh International and recorded in the Clayton County, Georgia Records at Deed Book 7729, Page 279 to the Georgia Lease and to the Mortgage for the Georgia Property, in a form substantially similar to the Subordination dated April 14, 2008 executed by Fresh International in favor of the Prior Agent in connection with the Existing Credit Facility, (C) an assignment of the Bond Mortgage by Fresh International in favor of Agent, in a form substantially similar to the Assignment of Deed to Secure Debt dated April 14, 2008, made by Fresh International in favor of the Prior Agent in connection with the Existing Credit Facility and (D) use commercially reasonable efforts to deliver an estoppel certificate and consent to the Mortgage for the Georgia Property executed by the Authority, Fresh International and Fresh Express in favor of Agent, in a form substantially similar to the Estoppel Certificate and Consent dated April 14, 2008, executed by the Authority, Fresh International and Fresh Express in favor of the Prior Agent in connection with the Existing Credit Facility.
(c)    On or before May 31, 2013, Borrowers shall have either repaid or refinanced the obligations under the CapitalSource Lease or amended the CapitalSource Lease in a manner reasonably satisfactory to Agent.
(d)    Within 30 days following the Closing Date (or such later date as Agent shall agree to), Borrowers shall have amended the BofA Lease to replace the financial covenants set forth therein with the financial covenants set forth in Section 7 of this Agreement in a manner reasonably satisfactory to Agent.
(e)    Within 30 days following the Closing Date (or such later date as Agent shall agree to), Borrowers shall deliver to Agent fully executed Control Agreements with respect to each Deposit Account and Securities Account of each Loan Party (except to the extent a Control Agreement is not required pursuant to Section 7(k)(iv) of the Guaranty and Security Agreement), each in form and substance satisfactory to Agent.
(f)    Within 90 days following the Closing Date, Borrowers shall use commercially reasonable efforts to deliver Collateral Access Agreements with respect to the

Exhibit 10.1

Charlotte, North Carolina headquarters of Parent and its Subsidiaries and with respect to each location of the Loan Parties holding Eligible Inventory with an aggregate value of at least $100,000 or Eligible Equipment to Agent (it being understood that the failure to deliver any Collateral Access Agreement shall not constitute an Event of Default).
(g)    Within 60 days following the Closing Date, Borrowers shall use commercially reasonable efforts to cause the Agent's Lien with respect to each of the motor vehicles and trailers represented by certificates of title set forth on Schedule 12 of the Guaranty and Security Agreement to be perfected (including, without limitation, obtaining originals of the applicable certificates of title or causing the correct name of a Borrower to be listed on the applicable certificates of title and causing Agent's Lien to be noted on such certificates of title) (it being understood that the failure to so perfect Agent's Lien shall not constitute an Event of Default).
(h)    Within 30 days following the Closing Date (or such later date as Agent shall agree to), Borrowers shall deliver to Agent evidence in form and substance satisfactory to Agent that UCC financing statement filing number 11-7285687015 filed with the California Secretary of State on September 22, 2011 against Chiquita Fresh in favor of Rambo, Inc. has been terminated or has been amended or otherwise modified in a manner acceptable to Agent to reflect Chiquita Fresh as secured party and Rambo, Inc. as debtor rather than Rambo, Inc. as secured party and Chiquita Fresh as debtor.
(i)    Within 15 days following the Closing Date (or such later date as Agent shall agree to), Borrowers shall deliver to Agent an executed signature page to the Intercompany Subordination Agreement from Chiquita Compagnie des Bananes.

4.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each of Parent and each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except (x) to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date and (y) with respect to the information set forth on Schedules 4.1(b), 4.1(c) and 4.24 to the Disclosure Letter in which case such information shall be true and correct in all material respects as of the most recent date updated Schedules 4.1(b), 4.1(c) and 4.24 to the Disclosure Letter are required to be delivered to Agent pursuant Schedule 5.1) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1.    Due Organization and Qualification; Subsidiaries.
(k)    Each Significant Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on

Exhibit 10.1

its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(l)    Set forth on Schedule 4.1(b)of the Disclosure Letter (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement as required pursuant to Schedule 5.1), is a complete and accurate list of the Parent's direct and indirect Subsidiaries.
(m)    Set forth on Schedule 4.1(c)of the Disclosure Letter (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement as required pursuant to Schedule 5.1) is a complete and accurate description of the authorized Equity Interests of each Significant Party and each Pledged Person, by class, and a description of the number of shares of each such class that are issued and outstanding and the number and percentage of the outstanding shares of each such class owned directly or indirectly by Parent. No Significant Party or Pledged Person is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests. All of the outstanding Equity Interests of each Significant Party and each Pledged Person has been validly issued and is fully paid and non-assessable.
(n)    Except as set forth on Schedule 4.1(c) of the Disclosure Letter, there are no subscriptions, options, warrants, or calls relating to any shares of any Significant Party's or Pledged Person's Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.
4.2.    Due Authorization; No Conflict.
(g)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(h)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

Exhibit 10.1

4.3.    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.4.    Binding Obligations; Perfected Liens.
(h)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.
(i)    Agent's Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations, (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and (vi) with respect to that portion of the Collateral the perfection of which is not required pursuant to the terms of any of the Loan Documents, and subject only to the filing of financing statements, the recordation of the Trademark Security Agreement, Patent Security Agreement and Copyright Security Agreement,and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.
4.5.    Title to Assets; No Encumbrances. Each of the Significant Parties has (a) sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets and reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements. All of such assets are free and clear of Liens except for Permitted Liens.
4.6.    Litigation.There are no actions, suits or proceedings pending or, to the knowledge of Parent's or Chiquita Brands' officers or directors, threatened in writing against Parent or its Subsidiaries that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
4.7.    Compliance with Laws. No Significant Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations

Exhibit 10.1

of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8.    No Material Adverse Effect. All historical financial statements relating to Parent and its Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, (a) for the lack of footnotes, statements of cash flows, shareholders' equity and comprehensive income, and (b) being subject to quarter-end and year-end audit and normal closing adjustments, including adjustments from income tax calculations and quarterly cut-off procedures) and present fairly in all material respects, Parent's and its Subsidiaries' consolidated financial condition as of the respective dates thereof and results of operations for the periods then ended. Since December 31, 2011, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Significant Parties.
4.9.    Solvency.
(o)    The Loan Parties, taken as a whole, are Solvent.
(p)    No transfer of property is being made by any Significant Party and no obligation is being incurred by any Significant Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Significant Party.
4.10.    Employee Benefits.
(f)    Except as set forth on Schedule 4.10 to the Disclosure Letter, no Significant Party, nor any ERISA Affiliate of any Significant Party maintains or contributes to any Benefit Plan.
(g)    Except as set forth on Schedule 4.10 to the Disclosure Letter, each Significant Party and each of its ERISA Affiliates has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.
(h)    Except as set forth on Schedule 4.10 to the Disclosure Letter, each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.
(i)    Except as set forth on Schedule 4.10 to the Disclosure Letter, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service. To the knowledge of any officer or director of Parent or Chiquita Brands, nothing has occurred which would prevent, or cause the loss of, such qualification.
(j)    No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Significant Party or ERISA Affiliate has been incurred or is expected by any Significant Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

Exhibit 10.1

(k)    No Notification Event exists or has occurred in the past six (6) years.
(l)    Except as set forth on Schedule 4.10 to the Disclosure Letter, noSignificant Party or ERISA Affiliate sponsors, maintains, or contributes to any Employee Benefit Plan, including, without limitation, any such plan maintained to provide benefits to former employees of such entities that may not be terminated by any Significant Party or ERISA Affiliate in its sole discretion at any time without material liability.
(m)    No Significant Party or ERISA Affiliate has provided any security under Section 436 of the IRC.
4.11.    Environmental Condition.
(d)    To the knowledge of Parent's and Chiquita Brands' officers and directors, no Significant Party's properties or assets has ever been used by a Significant Party or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport could reasonably be expected to have a Material Adverse Effect.
(e)    To the knowledge of Parent's and Chiquita Brands' officers and directors, no Significant Party's properties or assets has ever been designated or identified by a Governmental Authority in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal sitewhere such designation or identification could reasonably be expected to have a Material Adverse Effect
(f)    No Significant Party has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Significant Party that has not been released and terminated.
(g)    No Significant Party nor any of its facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12.    Complete Disclosure. All factual information (other than forward-looking information and projections and information of a general economic nature and general information about Loan Parties'industry) taken as a whole furnished by or on behalf of a Significant Party in writing to Agent or any Lender (including all information contained in the Schedules hereto, the Disclosure Letter or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information (other than forward-looking information and projections and information of a general economic nature and general information about Loan Parties'industry) taken as a whole hereafter furnished by or on behalf of a Significant Party in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The

Exhibit 10.1

Projections delivered to Agent on January 9, 2013 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, reasonable estimates, on the date such Projections are delivered, of Parent's and its Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent and its Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers' good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
4.13.    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act"). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.14.    Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Significant Party outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.15.    Payment of Taxes. Except as otherwise permitted under Section 5.5, all material tax returns and reports of each Significant Party required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Significant Party and upon its assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Significant Party has made adequate provision in accordance with GAAP for all taxes not yet due and payable. No officer or director of Parent or Chiquita Brands has any knowledge of any material proposed tax assessment against a Significant Party that is not being actively contested by such Significant Party diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.16.    Margin Stock. No Significant Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying

Exhibit 10.1

any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17.    Governmental Regulation. No Significant Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Significant Party is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.
4.18.    OFAC. Neither Parent nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC or other sanctions imposed by the United Nations, the European Union, the United Kingdom and/or the United States of America. Neither Parent nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has assets located in Sanctioned Entities except to the extent authorized by the US federal government by specific or general license, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities except to the extent authorized by the US federal government by specific or general license. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity except to the extent authorized by the US federal government by specific or general license.
4.19.    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Parent's or Chiquita Brands' officers or directors, threatened against any Significant Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of Parent's or Chiquita Brands' officers or directors, threatened against any Significant Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to have a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of Parent's or Chiquita Brands' officers or directors, threatened in writing against Significant Party that could reasonably be expected to have a Material Adverse Effect, or (iii) to the knowledge of Parent's or Chiquita Brands' officers or directors, no union representation question existing with respect to the employees of Significant Party and no union organizing activity taking place with respect to any of the employees of a Significant Party that could reasonably be expected to have a Material Adverse Effect. No Significant Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied and that could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of Significant Parties have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from a Significant Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Significant Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Exhibit 10.1

4.20.    Parent as a Holding Company; American Produce as a Holding Company; Bocas Fruit. Parent is a holding company and does not have any material liabilities (other than (a) liabilities arising under the Loan Documents and (b) liabilities set forth in Schedule 4.20 of the Disclosure Letter), own any material assets (other than the Equity Interests of its Subsidiaries and the assets set forth on Schedule 4.20of the Disclosure Letter) or engage in any operations or business (other than the ownership of its Subsidiaries). American Produce is a holding company and does not have any material liabilities (other than liabilities set forth in Schedule 4.20 of the Disclosure Letter), own any material assets (other than the Equity Interests of Chiquita Deutschland GmbH) or engage in any operations or business (other than the ownership of Chiquita Deutschland GmbH and the assets set forth on Schedule 4.20 of the Disclosure Letter). Bocas Fruit does not own assets located in the United States with an aggregate value in excess of $1,000,000.
4.21.    Leases. Each Significant Party enjoys peaceful and undisturbed possession under all leases material to its business and to which it is a party or under which it is operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Significant Party exists under any of them.
4.22.    Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers' business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation not otherwise reflected in such Borrowing Base, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.
4.23.    Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.
4.24.    Location of Inventory. The Inventory of the Loan Parties is located within the United States or in transit to the United States. The Inventory of Loan Parties is not stored with a bailee, warehouseman, or similar party(except as set forth on Schedule 4.24 of the Disclosure Letter, as such Schedule may be updated pursuant to Section 5.14 and as required pursuant to Schedule 5.1) and is located only at, or in-transit between, the locations identified on Schedule 4.24 of the Disclosure Letter (as such Schedule may be updated pursuant to Section 5.14 and as required pursuant to Schedule 5.1).
4.25.    Inventory Records. Each Significant Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.
4.26.    Other Documents.Borrowers have delivered to Agent a complete and correct copy of the Note Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Note Documents has been duly authorized by all necessary action

Exhibit 10.1

on the part of each Borrower who is a party thereto.
4.27.    Agricultural Matters. To the knowledge of Parent's or Chiquita Brands' officers or directors, Borrowers have taken all action necessary to insure that any "farm products" (as defined in the FSA)purchased by a Loan Party are free and clear of any Lien created by the seller of such farm products, except Permitted Liens. Parent and its Subsidiaries have complied with all payment instructions, if any, with respect to purchases of farm products.

5.	AFFIRMATIVE COVENANTS.
Each of Parent and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
5.1.    Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Significant Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to Agent.
5.2.    Reporting. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
5.3.    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Parent will, and will cause each other Significant Party to, at all times preserve and keep in full force and effect such Person's valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4.    Maintenance of Properties. Parent will, and will cause each Significant Party to, maintain and preserve all of its assets that are necessary to the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).
5.5.    Taxes. Parent will, and will cause each Significant Party to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

Exhibit 10.1

5.6.    Insurance. Parent will, and will cause each of its Subsidiaries to, at Borrowers' expense, (a) maintain insurance respecting each of Parent's and its Subsidiaries'assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard noncontributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. Unless Borrowers provide Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers' expense to protect Agent's and Lenders' interests in the Collateral. This insurance may, but need not, protect Loan Parties' interests. The coverage that Agent purchases may, but need not, pay any claim that is made against Loan Parties in connection with the Collateral. Loan Parties may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Loan Parties have obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Collateral, as set forth above, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of such insurance purchased by Agent may be more than the cost of insurance Loan Parties may be able to obtain on their own. Borrowers shall give Agent prompt notice of any loss exceeding $5,000,000 covered by Significant Parties'casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
5.7.    Inspection.
(d)    Parent will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall

Exhibit 10.1

be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours.
(e)    Subject to Section 2.10(c), Parent will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate.
5.8.    Compliance with Laws. Parent will, and will cause each other Significant Party to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9.    Environmental. Parent will, and will cause each other Significant Party to,
(n)    Keep any property either owned or operated by a Significant Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(o)    Comply, in all material respects, with Environmental Laws at any property either owned or operated by a Significant Party and provide to Agent documentation of such compliance which Agent reasonably requests (which request shall not be made more frequently than annually unless an Event of Default exists),
(p)    Promptly notify Agent of any unpermitted or unlawful release, of which any officer or director of Parent or Chiquita Brands obtains knowledge, of any Hazardous Material in any reportable quantity from or onto property owned or operated by a Significant Party and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(q)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Significant Party, (ii) commencement of any Environmental Action against a Significant Party which could reasonably be expected to result in a Material Adverse Effect, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority which could reasonably be expected to result in a Material Adverse Effect.
5.10.    Disclosure Updates. Each Borrower will, promptly and in no event later than 5 Business Days after a director or officer of Parent or Chiquita Brands obtains knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement

Exhibit 10.1

of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto or the Disclosure Letter.
5.11.    Formation of Subsidiaries. Parent will, if (i) any direct or indirect Subsidiary of Parent is formed that is or becomes a Significant Party, (ii) any direct or indirect Subsidiary of Parent is acquired that is or becomes a Significant Party, or (iii) any existing Subsidiary becomes a Significant Party, within 30 days of such formation or acquisition or becoming a Significant Party (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to provide to Agent either (as requested by Agent) a joinder to this Agreement to become a Borrower or a guaranty of the Obligations, together with such agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $2,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that such joinder or guaranty and other security documents shall not be required to be provided to Agent with respect to any Subsidiary of Parent that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary in form and substance reasonably satisfactory to Agent to secure the Obligations; provided, that (1) only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of Parent that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge being unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (2) such pledge shall not be required if providing such pledge would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document. Notwithstanding anything contained herein to the contrary, Bocas Fruit shall not be required to become a Loan Party.
5.12.    Further Assurances. Parent will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the "Additional Documents") that Agent may

Exhibit 10.1

reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in all of the assets of Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by any Loan Party with a fair market value in excess of $2,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.
5.13.    Lender Meetings. Parent will, within 90 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.
5.14.    Location of Inventory. Parentwill, and will cause each Loan Party to, keep its Inventory only in the United States and at the locations identified on Schedule 4.24 of the Disclosure Letter; and their chief executive offices only at the locations identified on Schedule 4.24 of the Disclosure Letter; provided, that Borrowers may update Schedule 4.24 of the Disclosure Letter from time to time as required pursuant to Schedule 5.1.
5.15.    Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, Parent will, and will cause each Significant Party to, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Significant Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (d) not participate in any prohibited transaction that could reasonably be expected to result in other than a de minimis civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (e) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (f) furnish to Agent upon Agent's written request such additional information about any Employee Benefit Plan for which any Significant Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Significant Parties, the Significant Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

Exhibit 10.1

5.16.    Agricultural Matters.
(a)    Within 90 days following the Closing Date, Parent will, and will cause each Loan Party to, use commercially reasonable efforts to register as a buyer of farm products with the office of the Secretary of State or such other designated office of each state that maintains a central filing system and from which such Loan Party purchased farm products produced in such state ("Farm Products Registration") to the extent the aggregate value of farm products purchased in such state in any year exceeds $10,000,000. Parent will, and will cause each Loan Party to, comply in all material respects with all payment instructions imposed on such Loan Party in any notification received by such Loan Party, whether pursuant to the Code, the FSA or otherwise, and whether sent by a seller of farm products, a lender to such seller, the Secretary of State of any state or any other Person, of any Lien on any farm products purchased or to be purchased hereafter, unless such payment is being contested in good faith by such Loan Party by appropriate proceedings and adequate reserves have been taken in accordance with GAAP.
(b)    Parent will, and will cause each other Loan Party to, pay each of its invoices from vendors and suppliers of perishable agricultural commodities in a manner and within a time period consistent with such Loan Party's past practices, except for invoices being contested in good faith by appropriate proceedings and as to which adequate reserves have been taken in accordance with GAAP.
(c)    Parent will cause each Subsidiary that supplies agricultural commodities or other farm products to a Loan Party to waive any claims it may have to assert a Lien or trust over any of the Collateral, including any claim under PACA.
(d)    Parent will not, and will not permit any Loan Party to, purchase any bananas from any Person other than Chiquita Switzerland without providing prior written notice to Agent (other than immaterial amounts) and delivery of such information as Agent shall reasonably request to calculate any PACA/Grower Reserve with respect thereto. Parent will not permit any Inventory sold by Chiquita Switzerlandto a Loan Party to have been purchased by Chiquita Switzerlandin a transaction that is subject to PACA, unless it provides prior written notice to Agent. Parent will cause Chiquita Switzerland to maintain its principal place of business in Switzerland and not permit Chiquita Switzerland to have any offices, employees or agents, in a state or territory of the United States or the District of Columbia. Parent will cause Chiquita Switzerland to acquire title to any Inventory sold to a Loan Party in the country in which such Inventory is grown. Parent will cause each Loan Party that acquires Inventory from Chiquita Switzerland to acquire title to such inventory outside of any state or territory of the United States or the District of Columbia.

6.	NEGATIVE COVENANTS.
Each of Parent and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1.    Indebtedness. Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

Exhibit 10.1

6.2.    Liens. Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3.    Restrictions on Fundamental Changes. Parent will not, and will not permit any of its Subsidiaries to,
(j)    Enter into any merger or consolidated with any other Person, except that Parent and its Subsidiaries may merge or consolidate with each other and acquire all or substantially all of the assets or equity or any identifiable business unit, division or operations of Parent or any of such Subsidiaries; provided, that (i) no Event of Default will result after giving effect to such merger, (ii) in any such merger involving a US Subsidiary and a Subsidiary that is not a US Subsidiary, the US Subsidiary is the surviving Person, (iii) in any such merger involving a Borrower, a Borrower is the surviving Person, (iv) in any such merger involving Parent, Parent is the surviving Person and is in compliance with Section 6.14 after such merger, (v) Parent shall not merge with or into a Borrower and a Borrower shall not merge with or into Parent, (vi) following such merger or acquisition, Loan Parties are in compliance with Section 5.12, (vii) if any Subsidiary becomes a Significant Party after giving effect to such transaction, such Subsidiary provides the documents required by Section 5.11 no later than 30 days after such merger or acquisition (or such later date as Agent shall agree to), and (viii) in any such merger involving a Loan Party and a Subsidiary that is not a Loan Party, the Loan Party is the surviving Person; and further Parent and its Subsidiaries may enter into mergers or consolidations to consummate Permitted Acquisitions,
(k)    liquidate or dissolve, except that any Subsidiary may liquidate or dissolve itself in accordance with applicable law so long as, if such Subsidiary is a Loan Party, the assets of such Subsidiary are transferred to another Loan Party (other than Parent) in connection with such dissolution, and
(l)    with respect to a Significant Party, suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.
6.4.    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Parent will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.
6.5.    Nature of Business. Parent will not, and will not permit any of its Subsidiaries to, make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

Exhibit 10.1

6.6.    Prepayments and Amendments. Parent will not, and will not permit any of its Subsidiaries to,
(f)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(iii)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) the Indebtedness under the Note Documents to the extent permitted under clause (ii) below, (C) Indebtedness that has been contractually subordinated in right of payment to the Obligations to the extent permitted under clause (iii) below, and (D) Permitted Intercompany Advances (any Indebtedness other than as specified in clauses (A), (B), (C) and (D), the "Other Indebtedness"); provided, that Parent and its Subsidiaries may prepay Other Indebtedness so long as (i) no Default or Event of Default then exists or would be caused thereby, and (ii) either (1) after giving effect to such prepayment, Excess Availability is at least equal to 25% of the Maximum Stated Revolver Amount or (2) (x) after giving effect to such prepayment, Excess Availability is at least equal to 20% of the Maximum Stated Revolver Amount and (y) the Fixed Charge Coverage Ratio for the 12 month period most recently ended prior to such prepayment for which Agent has received financial statements of Parent pursuant to Schedule 5.1 is at least 1.1 to 1.0 (calculated as if such prepayment was made on the last day of such 12 month period) or if such prepayment is with respect to Indebtedness under the CapitalSource Lease, the Fixed Charge Coverage Ratio for the applicable period set forth in Section 7 for the most recently ended month prior to such prepayment for which Agent has received financial statements of Parent pursuant to Schedule 5.1 is at least the ratio set forth opposite such applicable period in Section 7(calculated as if such prepayment was made on the last day of such period),
(iv)    prepay, redeem, defease, purchase, or otherwise acquire any of the Indebtedness under the Note Documents, whether optionally or mandatorily; provided, that Parent and its Subsidiaries may prepay the Indebtedness under the Note Documents (1) with Net Cash Proceeds of any Noteholder Priority Collateral to the extent such prepayment is required pursuant to the Note Documents as in effect on the date hereof, (2) with proceeds of the Permitted Scheduled Disposition, and (3) at any other time so long as (A) no Default or Event of Default then exists or would be caused thereby, (B) Administrative Borrower provides at least 3 Business Days' prior written notice of such prepayment and a certificate certifying that the conditions set forth herein for such prepayment have been satisfied, and (C) either (1) after giving effect to such prepayment, Excess Availability is at least equal to 25% of the Maximum Stated Revolver Amount or (2) (x) after giving effect to such prepayment, Excess Availability is at least equal to 20% of the Maximum Stated Revolver Amount and (y) the Fixed Charge Coverage Ratio for the 12 month period most recently ended prior to such prepayment for which Agent has received financial statements of Parent pursuant to Schedule 5.1 is at least 1.1 to 1.0 (calculated as if such prepayment was made on the last day of such 12 month period), and
(v)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

Exhibit 10.1

(g)    Except in connection with Refinancing Indebtedness permitted by Section 6.1, directly or indirectly, amend, modify or change any of the terms or provisions of,
(xi)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) the Note Documents (except that no amendment, modification or change to the Note Documents shall (1) increase the maximum principal amount of the Indebtedness under the Note Documents in excess of the Maximum Noteholder Amount (as defined in the Note Intercreditor Agreement) or rate of interest on any of the Indebtedness under the Note Documents, (2) change the dates upon which payments of principal or interest on the Indebtedness under the Note Documents are due, (3) change or add any event of default or any covenant with respect to the Indebtedness under the Note Documents that is more restrictive on any Loan Party than as set forth in the Note Documents as of the Closing Date, (4) change any redemption or prepayment provisions with respect to the Indebtedness under the Note Documents, or (5) change or amend any other term of the Note Documents if such change or amendment would increase the obligations of any Loan Party or confer additional material rights on the Noteholders in a manner adverse to any Loan Party), (C) any Equipment financing arrangement (except that no amendment, modification or change shall be materially adverse to Lenders or any Loan Party), and (D) Permitted Intercompany Advances, or
(xii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
6.7.    Restricted Payments. Parent will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that, so long as it is permitted by law,
(q)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons, provided, that the aggregate amount of such redemptions made by Parent during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $1,000,000 in the aggregate,
(r)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent,
(s)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may declare and pay dividends; provided, that either (1) after giving effect to such payment, Excess Availability is at least equal to 25% of the Maximum Stated Revolver Amount or (2) (x) after giving effect to such payment, Excess Availability is at

Exhibit 10.1

least equal to 20% of the Maximum Stated Revolver Amount and (y) the Fixed Charge Coverage Ratio for the 12 month period most recently ended prior to such payment for which Agent has received financial statements of Parent pursuant to Schedule 5.1 is at least 1.1 to 1.0 (calculated as if such payment was made on the last day of such 12 month period),
(t)    Chiquita Brands may declare and pay dividends to Parent or make payments or distributions to or for the account of Parent: provided, that the proceeds are used by Parent to fund (i) administrative costs (including employee benefits and compensation) incurred by Parent in the ordinary course of business for the benefit of Borrowers and their Subsidiaries, and (ii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, regularly scheduled interest payments in respect of the Convertible Senior Notes,
(u)    Any Subsidiary may make distributions to any Loan Party,
(v)    Any Subsidiary may declare and pay dividends or make distributions payable solely in Equity Interests of such Person,
(w)    Any Subsidiary that is not a Loan Party may make distributions to any other Subsidiary that is not a Loan Party, and
(x)    So long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary that is not a Loan Party may make pro rata distributions to its minority shareholders.
6.8.    Accounting Methods. Parent will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9.    Investments. Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10.    Transactions with Affiliates. Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:
(g)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,
(h)    so long as it has been approved by Parent's or its applicable Subsidiary's board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or its applicable Subsidiary,

Exhibit 10.1

(i)    so long as it has been approved by Parent's or its applicable Subsidiary's board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent and its Subsidiaries in the ordinary course of business and consistent with industry practice, and
(j)    transactions permitted by Section 6.3 or Section 6.7, or any Permitted Intercompany Advance.
Notwithstanding anything contained herein to the contrary, except for Permitted Intercompany Advances, no Loan Party shall be a party to any transaction with a Subsidiary of Parent that is not a Loan Party unless such transaction is no less favorable to such Loan Party than would be obtained in an arm's length transaction with a non-Affiliate of such Loan Party.
6.11.    Use of Proceeds. Parent will not, and will not permit any of its Subsidiaries to, use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and Existing Note Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the disbursement letter, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).
6.12.    Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent, Parent will not, and will not permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.
6.13.    Intentionally Omitted.
6.14.    Parent as Holding Company; American Produce as Holding Company; Bocas Fruit. Parent will not incur any liabilities (other than liabilities arising under the Loan Document, liabilities permitted by this Agreement and liabilities set forth on Schedule 4.20 of the Disclosure Letter), own or acquire any assets (other than the Equity Interests of its Subsidiaries or as permitted by this Agreement) or engage itself in any operations or business, except in connection with its ownership of its Subsidiaries and its rights and obligations under the Loan Documents. American Produce will not incur any liabilities (other than liabilities set forth on Schedule 4.20 of the Disclosure Letter), own or acquire any assets (other than the Equity Interests ofChiquita Deutschland GmbH) or engage itself in any operations or business, except in connection with its ownership of Chiquita Deutschland GmbH). Bocas Fruit will not at any time own assets in the United States with a value in excess of $1,000,000.

Exhibit 10.1

6.15.    Employee Benefits.
(e)    No Significant Party will terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Benefit Plan, which could reasonably be expected to result in any liability of any Significant Party or ERISA Affiliate to the PBGC.
(f)    No Significant Party will fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan, agreement relating thereto or applicable Law, any Significant Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.
(g)    No Significant Party will permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the IRC, whether or not waived, with respect to any Benefit Plan which exceeds $1,000,000 with respect to all Pension Plans in the aggregate.
(h)    No Significant Party will acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Significant Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension Plan or (ii) any Multiemployer Plan.
(i)    No Significant Party will contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.10, except in connection with the consolidation described in Schedule 4.10 to the Disclosure Letter.
(j)    No Significant Party will amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Significant Party or ERISA Affiliate is required to provide security to such Benefit Plan under the IRC.

7.	FINANCIAL COVENANTS.
Each of Parent and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Parent and Borrowers will:
(j)    Minimum Fixed Charge Coverage Ratio. During a Covenant Testing Period (including the first and last day thereof (if such last day is the last day of a fiscal month)), maintain a Fixed Charge Coverage Ratio, measured for each period ending on the last day of each fiscal month set forth below of at least the ratio set forth opposite such period:

Exhibit 10.1

Period	Ratio
3 month period ending March 31, 2013	0.60 to 1.00
4 month period ending April 30, 2013	1.00 to 1.00
5 month period ending May 31, 2013	1.00 to 1.00
6 month period ending June 30, 2013	1.00 to 1.00
7 month period ending July 31, 2013	1.00 to 1.00
8 month period ending August 31, 2013	1.00 to 1.00
9 month period ending September 30, 2013	1.00 to 1.00
10 month period ending October 31, 2013	1.00 to 1.00
11 month period ending November 30, 2013	1.00 to 1.00
12 month period ending December 31, 2013 and the 12 month period ending on the last day of each fiscal month thereafter	1.10 to 1.00

8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:
8.1.    Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2.    Covenants. If any Significant Party:
(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6,5.1, 5.2, 5.3 (solely if any Significant Party is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Significant Party refuses to allow Agent or its representatives or agents to visit any Significant Party's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Significant Parties'affairs, finances, and accounts with officers and employees of any Significant Party), 5.10, 5.11, 5.14or 5.16of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

Exhibit 10.1

(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Significant Party is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, 5.12, 5.13 and 51.5 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer or director of Parent or Chiquita Brands or (ii) the date on which written notice thereof is given to Borrowers by Agent; or
(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer or director of Parent or Chiquita Brands or (ii) the date on which written notice thereof is given to Borrowers by Agent;
8.3.    Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $30,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Significant Party, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4.    Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Significant Party;
8.5.    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Significant Party and any of the following events occur: (a) such Significant Party consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Significant Party, or (e) an order for relief shall have been issued or entered therein;
8.6.    Default Under Other Agreements. If there is (a) an "Event of Default" (as defined in the Note Indenture or other Note Documents) and such Event of Default shall continue beyond any applicable cure period, (b) an "Event of Default" (as defined in the Convertible Senior Notes Indenture or other Convertible Senior Notes Documents) and such Event of Default shall continue beyond any applicable cure period, (c) a default in one or more agreements to which Parent or any of its Subsidiaries is a party with one or more third Persons relative to Parent's or any of its Subsidiaries' Indebtedness involving an aggregate amount of $30,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of Parent's or its Subsidiary's obligations thereunder, or (d) a default in or an involuntary early termination of one or more Hedge

Exhibit 10.1

Agreements to which Parent or any of its Subsidiaries is a party involving an aggregate amount of $30,000,000 or more;
8.7.    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8.    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.9.    Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected Lien (to the extent perfection is required by this Agreement) and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien (subject to the Note Intercreditor Agreement) on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;
8.10.    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document;
8.11.    Change of Control. A Change of Control shall occur, whether directly or indirectly;
8.12.    ERISA.The occurrence of any of the following events: (a) any Significant Party or ERISA Affiliate fails to make full payment when due of all amounts which any Significant Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of $5,000,000, (b) an accumulated funding deficiency or funding shortfall in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $5,000,000, either individually or in the aggregate, or (d) any Significant Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $5,000,000 in the aggregate, or fails to make any Withdrawal Liability payment when due; or
8.13.    Product Recall. Any product of a Loan Party is subject to any seizure, withdrawal, recall, suspension or detention which could reasonably be expected to result in a

Exhibit 10.1

Material Adverse Effect.

9.	RIGHTS AND REMEDIES.
9.1.    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(d)    (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers' reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(e)    declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and
(f)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers' reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit, (2) Bank Product Collateralization to be held as security for Parent's or its Subsidiaries' obligations in respect of outstanding Bank Products, and (3) cash collateralization to be held as security for Parents or its Subsidiaries' obligations in respect of Hedge Obligations), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Parent and Borrowers.
9.2.    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or

Exhibit 10.1

acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.
10.1.    Demand; Protest; etc.Except as otherwise expressly provided herein or in any Loan Documents, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.
10.2.    The Lender Group's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
10.3.    Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys' fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent's and its Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries or any Environmental Actions,

Exhibit 10.1

Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Parent or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Parentor any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

Exhibit 10.1

If to Parentor any Borrower:	c/o CHIQUITA BRANDS INTERNATIONAL, INC. 550 South Caldwell Street Charlotte, North Carolina 28202 Attn: General Counsel Fax No. (980) 636-5600

with copies to:	TAFT STETTINIUS & HOLLISTER LLP 425 Walnut Street, Suite 1800 Cincinnati, Ohio 45202 Attn: Tracey A. Puthoff, Esq. Fax No. (513) 381-0205

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION 150 South Wacker Drive, Suite 2200 Chicago, Illinois 60606 Attn: Portfolio Manager - Chicago Fax No. (312) 332-0424

with copies to:	GOLDBERG KOHN LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: Gary Zussman, Esq. Fax No. (312) 332-2196

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(y)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

Exhibit 10.1

(z)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(aa)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(bb)    EACH OF PARENT AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK AND THE STATE OF ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Exhibit 10.1

(cc)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1.    Assignments and Participations.
(r)    (1)(i)    Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)    Administrative Borrower; provided, that no consent of Administrative Borrower shall be required (1) if an Event of Default has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender or a Related Fund; providedfurther, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within 10 Business Days after having received notice thereof; and
(B)    Agent, Swing Lender, and Issuing Bank.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made to a natural person,
(B)    no assignment may be made to a Loan Party or an Affiliate of a Loan Party,
(C)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),
(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement,
(E)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal

Exhibit 10.1

solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee,
(F)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent's separate account, a processing fee in the amount of $3,500, and
(G)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the "Administrative Questionnaire").
(s)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).
(t)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

Exhibit 10.1

(u)    Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(v)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi)  no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

Exhibit 10.1

(w)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.
(x)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(y)    Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of the Term Loan and Revolver Commitments (and the principal amount thereof and stated interest thereon) held by such Lender (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan and Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loan and Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. The Register shall be conclusively presumed to be correct and accurate absent manifest error.
(z)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be

Exhibit 10.1

effected only by the registration of such participation on the Participant Register. The Participant Register shall be conclusively presumed to be correct and accurate absent manifest error.
(aa)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
13.2.    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Loan Party is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.
14.1.    Amendments and Waivers.
(h)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(xiv)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),
(xv)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(xvi)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (A) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders, and (B) mandatory prepayments pursuant to Section 2.4(e) may be reduced with the prior written consent of Required Lenders),
(xvii)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

Exhibit 10.1

(xviii)    amend, modify, or eliminate Section 3.1 or 3.2(provided, that a waiver of a Default or Event of Default or an event or circumstance that could give rise to a Default or Event of Default shall not constitute an amendment or modification of Section 3.1 or 3.2),
(xix)    amend, modify, or eliminate Section 15.11,
(xx)    other than as permitted by Section 15.11, release Agent's Lien in and to any of the Collateral,
(xxi)    amend, modify, or eliminate the definitions of "Required Lenders""Supermajority Lenders" or "Pro Rata Share",
(xxii)    contractually subordinate any of Agent's Liens other than pursuant to the Note Intercreditor Agreement or in accordance with Section 15.11,
(xxiii)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(xxiv)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii), or
(xxv)    amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of Loan Parties;
(i)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),
(ii)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;
(j)    No amendment, waiver, modification, elimination, or consent shall, without written consent of Agent, Borrowers and the Supermajority Lenders, amend, modify or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory, Eligible Equipment, Fixed Asset Sub-Line Amount and Fixed Asset Availability Amount) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount;provided, that no Accounts of a Foreign Subsidiary may be included in the Borrowing Base without the prior written consent of all of the Lenders;

Exhibit 10.1

(k)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;
(l)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and
(m)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.
14.2.    Replacement of Certain Lenders.
(k)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender (and its Affiliates) that failed to give its consent, authorization, or agreement (a "Non-Consenting Lender") or any Lender (and its Affiliates) that made a claim for compensation (a "Tax Lender") with one or more Replacement Lenders, and the Non-Consenting Lender (and its Affiliates) or Tax Lender (and its Affiliates), as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender (and its Affiliates) or Tax Lender (and its Affiliates), as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(l)    Prior to the effective date of such replacement, the Non-Consenting Lender (and its Affiliates) or Tax Lender (and its Affiliates), as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender (and its Affiliates) or Tax Lender (and its Affiliates), as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender (and its Affiliates) or Tax Lender (and its Affiliates), as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such

Exhibit 10.1

replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name of and on behalf of the Non-Consenting Lender (and its Affiliates) or Tax Lender (and its Affiliates), as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender (and its Affiliates) or Tax Lender (and its Affiliates), as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender (and its Affiliates) or Tax Lender (and its Affiliates), as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender (and its Affiliates) or Tax Lender (and its Affiliates), as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender (and its Affiliates) or Tax Lender (and its Affiliates), as applicable, shall remain obligated to make the Non-Consenting Lender's (and its Affiliates') or Tax Lender's (and its Affiliates'), as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.3.    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Parent and Borrowers of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.
15.1.    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used

Exhibit 10.1

merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2.    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3.    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties

Exhibit 10.1

of Parent or its Subsidiaries.
15.4.    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Loan Parties or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5.    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6.    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this

Exhibit 10.1

Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7.    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Person (or its officers, directors, employees, attorneys or agents) nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation,

Exhibit 10.1

execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8.    Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Wells Fargo in its individual capacity.
15.9.    Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or an Event of Default exists) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent's resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent from among Lenders (unless no Lender is willing to accept such appointment). If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken

Exhibit 10.1

or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10.    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances, such Lender shall not be under any obligation to provide such information to them.
15.11.    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which neither Parent nor any Borrower or any of its Subsidiaries owned any interest at the time Agent's Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Parent or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9 610 or 9 620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection

Exhibit 10.1

with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent's opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness. Each Lender further irrevocably authorizes Agent to enter into the Note Intercreditor Agreement and perform obligations thereunder.
(b)    Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether

Exhibit 10.1

the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
(c)    In the event Equity Interests of a Loan Party are sold in a Permitted Scheduled Disposition, Agent is authorized by Lenders to release such Person as a Loan Party.
15.12.    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13.    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain

Exhibit 10.1

possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.
15.14.    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15.    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16.    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Parent or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent's and its Subsidiaries' books and records, as well as on representations of Borrowers' personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans

Exhibit 10.1

of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who obtain, directly or indirectly, all or part of any Report through the indemnifying Lender.
(f)    In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17.    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
15.18.    Titles. Each of the Joint Lead Arrangers,Joint Book Runners, Syndication Agents and Documentation Agent, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers, Joint Book Runners, Syndication Agents and Documentation Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners, Syndication Agents and Documentation Agentin deciding to enter into this Agreement or in taking or not taking

Exhibit 10.1

action hereunder. Each of the Joint Lead Arrangers, Joint Book Runners, Syndication Agents and Documentation Agent, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

16.	WITHHOLDING TAXES.
16.1.    Payments. All payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein; provided, that Borrowers shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers. Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
16.2.    Exemptions.
(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(xiii)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Parent (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);
(xiv)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
(xv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively

Exhibit 10.1

connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(xvi)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W‑8IMY (with proper attachments); or
(xvii)    a properly completed and executed copy of any other form or forms, including IRS Form W‑9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(b)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender's or such Participant's documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

Exhibit 10.1

16.3.    Reductions.
(a)    If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys' fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
16.4.    Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

17.	GENERAL PROVISIONS.

Exhibit 10.1

17.1.    Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2.    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4.    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5.    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider

Exhibit 10.1

is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6.    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group (or any Affiliate thereof) has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party or its stockholders or Affiliates arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties or its stockholders or Affiliates, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.Each Loan Party agrees that it will not claim that any member of the Lender Group has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with any Loan Document or the process leading to the execution and delivery thereof.
17.7.    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8.    Revival and Reinstatement of Obligations; Certain Waivers.If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a "Voidable Transfer"), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable

Exhibit 10.1

costs, expenses, and attorneys' fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.
17.9.    Confidentiality.
(d)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's

Exhibit 10.1

interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(e)    Anything in this Agreement to the contrary notwithstanding, Agent and Lenders may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials.
(f)    The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, "Borrower Materials") by posting Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the "Platform") and certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).
17.10.    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender

Exhibit 10.1

may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.
17.11.    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties' senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
17.12.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.13.    Chiquita Brands as Agent for Borrowers. Each Borrower hereby irrevocably appoints Chiquita Brands as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any

Exhibit 10.1

Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
17.14.    No Setoff.All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT:	CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation By: /s/ Joseph B. Johnson Name: Joseph B. Johnson Title: Vice President, Controller, Chief Accounting Officer and Treasurer

BORROWERS:	CHIQUITA BRANDS L.L.C., a Delaware limited liability company By: /s/ Joseph B. Johnson Name: Joseph B. Johnson Title: Vice President, Controller, Chief Accounting Officer and Treasurer

CHIQUITA FRESH NORTH AMERICA L.L.C., a Delaware limited liability company

By: /s/ Joseph B. Johnson
Name: Joseph. B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

FRESH INTERNATIONAL CORP., a Delaware corporation

By: /s/ Joseph B. Johnson
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

Exhibit 10.1

FRESH EXPRESS INCORPORATED, a Delaware corporation

By: /s/ Joseph B. Johnson
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

BC SYSTEMS, INC., a Delaware corporation

By: /s/ Joseph B. Johnson
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

VERDELLI FARMS INC., a Pennsylvania corporation

By: /s/ Joseph B. Johnson
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

CB CONTAINERS, INC., a Delaware corporation

By: /s/ Joseph B. Johnson
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

V.F. TRANSPORTATION, LLC, a Pennsylvania limited liability company
By: VERDELLI FARMS INC., a Pennsylvania corporation, its sole Manager

By: /s/ Joseph B. Johnson
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

TRANSFRESH CORPORATION, a Delaware corporation

By: /s/ Joseph B. Johnson
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as a Lead Arranger, as a Book Runner and as a Lender

By: /s/ Anwar S. Young
Name: Anwar S. Young
   Its Authorized Signatory

COÖPERATIEVE CENTRALE RAIFFEISEN – BOERENLEENBANK B.A.,"RABOBANK NEDERLAND", NEW YORK BRANCH, as a Lead Arranger, as a Syndication Agent and as a Lender

By: /s/ Jeff Bliss
Name: Jeff Bliss – Vice President

By: /s/ Timothy J. Devane
Name: Timothy J. Devane – Executive Director

GOLDMAN SACHS BANK USA, as a Lead Arranger, as Documentation Agent and as a Lender By: /s/ Mark Walton Name: Mark Walton Its Authorized Signatory

BANK OF AMERICA, N.A., as a Syndication Agent and as a Lender By: /s/ John M. Olsen Name: John M. Olsen Its Authorized Signatory

BARCLAYS BANK PLC, as a Lender By: /s/ Noam S. Azachi Name: Noam S. Azachi Its Authorized Signatory

Signature Page to Credit Agreement

Exhibit 10.1

EXHIBIT A-1
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of _______________________________ between _______________________________ ("Assignor") and _______________________________ ("Assignee"). Reference is made to the Agreement described in Annex I hereto (the "Credit Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.
1.    In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor's portion of the Commitments, all to the extent specified on Annex I.
2.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.
3.    The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.
4.    Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consents of the Agent, Administrative Borrower, Swing Lender and Issuing Bank and (d) the date specified in Annex I.
5.    As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit

Exhibit 10.1

Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.
6.    Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.
7.    This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
8.    THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, AND JURY TRIAL WAIVER SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor By Name: Title:

[NAME OF ASSIGNEE] as Assignee By Name: Title:

ACCEPTED THIS ____ DAY OF _______________ WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent By Name: Title:

Exhibit 10.1

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.
Borrowers: CHIQUITA BRANDS L.L.C., CHIQUITA FRESH NORTH AMERICA L.L.C., FRESH INTERNATIONAL CORP., FRESH EXPRESS INCORPORATED, B C SYSTEMS, INC., VERDELLI FARMS INC., CB CONTAINERS, INC., TRANSFRESH CORPORATION and V.F. TRANSPORTATION, L.L.C.

2.	Name and Date of Credit Agreement:
Credit Agreement, dated as of February 5, 2013, by and among Chiquita Brands International, Inc. ("Parent"), Chiquita Brands L.L.C. ("Chiquita Brands"), Chiquita Fresh North America, L.L.C. ("Chiquita Fresh"), Fresh International Corp. ("Fresh Express"), B C Systems, Inc. ("BC Systems"), Verdelli Farms Inc. ("Verdelli"), CB Containers, Inc. ("CB Containers"), TransFresh Corporation ("Transfresh") and V.F. Transportation, L.L.C. ("VF Transportation"; together with Chiquita Brands, Chiquita Fresh, Fresh International, Fresh Express, BC Systems, Verdelli, Transfresh and CB Containers "Borrowers"), the lenders from time to time a party thereto (the "Lenders"), Wells Fargo Bank, National Association, a national banking association, as the arranger and administrative agent for the Lenders

3.	Date of Assignment Agreement: __________

4.	Amounts:

(a)	Assigned Amount of Revolver Commitment $__________

(b)	Assigned Amount of Revolving Loans $__________

5.	Settlement Date: __________

6.	Purchase Price $__________

7.	Notice and Payment Instructions, etc.

Assignee: _______________________________ _______________________________ _______________________________	Assignor: _______________________________ _______________________________ _______________________________

Exhibit 10.1

8.	Agreed and Accepted:

[ASSIGNOR] By:____________________________ Title:___________________________	[ASSIGNEE] By:____________________________ Title:___________________________

Accepted: WELLS FARGO BANK, NATIONAL ASSOCIATION a national banking association, as Agent By Name: Title:

[CHIQUITA BRANDS L.L.C., a Delaware limited liability company, as Administrative Borrower By Name: Title:]

Exhibit 10.1

EXHIBIT B-1
FORM OF BORROWING BASE CERTIFICATE
[See attached]

Exhibit 10.1

Summary Page Borrowing Base Certificate

Date ____________

Name Chiquita Brands L.L.C.

A/R As of: ____________

Inventory As of: ____________

The undersigned, Chiquita Brands L.L.C. ("Administrative Borrower"), pursuant to that certain Credit Agreement dated January __, 2015 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the "Credit Agreement"), entered into among Chiquita Brands International, Inc. as Parent, Administrative Borrower and certain of its Subsidiaries as "Borrowers", the lenders signatory thereto from time to time and Wells Fargo Bank, N.A. as arranger and administrative agent (in such capacity, together with its successors and assigns, if any in such capacity, "Agent"), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrowers are in compliance with and, after giving effect to any currently requested Revolving Loans will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

Accounts Receivable

Accounts Receivable Balance per Aging Report Assigned To Wells Fargo Capital Finance less Ineligibles (detailed on page 2)

Net Eligible Accounts Receivable -

Accounts Receivable Availability before Sublimit(s)

Net Available Accounts Receivable after Sublimit(s)

Inventory

Inventory Balance Assigned To Wells Fargo Capital Finance less Ineligibles (detailed on page 3)

Eligible Inventory -

Inventory Availability before Sublimit(s)

Available Inventory after Sublimit(s)

Fixed Asset Availability SubLine

Gross Fixed Asset Availability

Less: Amortization (over 84 months = ____) and other reductions

Available Fixed Asset Sub-Line (net of amortization) -

Total Availability before Reserves

Reserves -

PACA Reserves and Grower Payments

Landlord Reserves (90 days postclosing)

Vehicle Reserves (60 days postclosing)

~~Transfresh Vehicles Reserve~~

~~Bank Product Reserve~~

~~Total Reserves~~

~~Total Availability after Reserves before Loan Balance and LCs~~ -

Total Credit Line (Revolver) plus repayments of Term Loan *Suppressed Availability* -

Availability before Loan Balance -

Letter of Credit Balance Sub-Limit: As of: -

Loan Ledger Balance As of: -

Cash in-transit

Adjusted Loan Balance -

Net Availability -

Additional Availability Term Loan

Less: Amortization ($125,000/month) -

Net Additional Availability Term Loan -

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of each Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

Authorized Signer

Chiquita Brands L.L.C., as Administrative Borrower

List of attachments with this Borrowing Base Certificate:

Page 2 - Accounts Receivable Availability Detail

Page 2b- Accounts Receivable Concentrations

Page 2c- Accounts Receivable Dilution

Page 3 -Inventory Availability Detail

Page 3a - Inventory Availability Detail

Page 3b - Inventory Availability Summary

Exhibit 10.1

Accounts Receivable Availability Detail

Borrower: Chiquita Brands L.L.C.
Report Based On Aging dated:

Loan ID			TBD	TBD	TBD	TBD	TBD	TBD	
AC	TBD								
Division Name: Chiquita Brands LLC - [illegible]		Fresh Express [illegible]	FEX - [illegible]	Transfer Corp. [illegible]	Other Fresh Produce - [illegible]	RC Systems, Inc - [illegible]	Great White Fleet - [illegible]	Total
Aging Spread:								
Future								-
1-30 DOI								-
31 - 60 DOI								-
61 - 90 DOI								-
91 - 120 DOI								-
121 + DOI								-
Unapplied AR								-
					-	-	-	-
A/R Aging Balance:								
Ineligibles:								
Past Due								-
Past Due Credits								-
Cross Age								-
Intercompany								-
Foreign								-
Government								-
COD								-
Debit Memos								-
Customer Deposits								-
Employee Sales								-
Progress Billing								-
Extended Terms								-
Finance Charges								-
Guaranteed								-
Coop/Advertising								-
Samples								-
Consignment Sales								-
Bill & Hold								-
Bankrupt/Doubtful								-
Contra								-
Other1								-
Other2								-
Other3								-
Other4								-
Other5								-
Other6								-
Exclude Aging								-
Customer Deposits								-
Rebates								-
Promotions								-
Reserve(s)								-
Reserve(s)								-
Reserve(s)								-
Concentration Cap								-
Reserve: grossed up as ineligible	-	-	-	-	-	-	-	-
Dilution Ineligible (grossed up)	-	-	-	-	-	-	-	-
Total Ineligible A/R:	-	-	-	-	-	-	-	-
Eligible A/R	-	-	-	-	-	-	-	-
Advance Rate:	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	85%	85%	
A/R Availability before Sublimit(s)	-	-	-	-	-	-	-	-
Line Limit or Sublimit(s)								
Net A/R Availability $	-	-	-	-	-	-	-	-

Signature: ______________________________

Page 2 - AR Detail

Exhibit 10.1

AR DILUTION

Per Field Exam

	Chiquita Brands LLC - 10380	*Fresh Express - 10336-100*	*PFI - 10310*	*Transfer Corps 10336-75*	*Other Fresh Produce - 10326*	*BC Systems, Inc - 10336-71*	*Great White Fleet - 10910*
Dilution Calculation Detail:							
Allowed Dilution							
Current Dilution (per Field Exam)							
Dilution Reserve %							
Eligible Receivables	-	-	-	-	-	-	-
Dilution Ineligible	-	-	-	-	-	-	-
Dilution Ineligible (grossed up)	-	-	-	-	-	-	-
Lookback period per LSA	0	0	0	0	0	0	0
Field exam cutoff date							

Page 2c - Dilution

Exhibit 10.1

EXHIBIT B-2
FORM OF BANK PRODUCTS PROVIDER LETTER AGREEMENT
[Letterhead of Specified Bank Products Provider]
[Date]

Wells Fargo Bank, N.A., as Agent
150 South Wacker Drive, Suite 2200
Chicago, Illinois 60606
Attention: Chiquita Brands – Account Manager
Fax No.: (312) 332-0424
Reference is hereby made to that certain Credit Agreement, dated as of February 5, 2013 (as amended, restated, supplemented, or modified from time to time, the "Credit Agreement"), by and among the lenders party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (together with its successors and assigns in such capacity, "Agent"), CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation ("Parent"), CHIQUITA BRANDS L.L.C., a Delaware limited liability company ("Chiquita Brands"), CHIQUITA FRESH NORTH AMERICA L.L.C., a Delaware limited liability company ("Chiquita Fresh"), FRESH INTERNATIONAL CORP., a Delaware corporation ("Fresh International"), FRESH EXPRESS INCORPORATED, a Delaware corporation ("Fresh Express"), B C SYSTEMS, INC., a Delaware corporation ("BC Systems"), VERDELLI FARMS INC., a Pennsylvania corporation ("Verdelli"), CB CONTAINERS, INC., a Delaware corporation ("CB Containers"), TRANSFRESH CORPORATION, a Delaware corporation ("TransFresh") and V.F. TRANSPORTATION, L.L.C., a Pennsylvania limited liability company ("VF Transportation"; together with Chiquita Brands, Chiquita Fresh, Fresh International, Fresh Express, BC Systems, Verdelli, TransFresh and CB Containers. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.
Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the "Specified Bank Product Agreement [Agreements]") dated as of [__________] by and between [Lender or Affiliate of Lender] (the "Specified Bank Products Provider") and [identify the Loan Party or Subsidiary].

1.
Appointment of Agent. The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 15.1 through 15.15 and Sections 15.17, 15.18, and 17.5 (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms used therein. Specified Bank Products Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

Exhibit 10.1

2.    Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 2.4(b)(ii), 14.1, 15, and 17.5 of the Credit Agreement, including, as applicable, the defined terms used therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in proceeds of the Collateral to the extent set forth in the Credit Agreement.
3.    Reporting Requirements. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as Agent shall request, the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider’s reasonable determination of the liabilities and obligations (and mark- to-market exposure) of Parent, Borrower and the other Loan Parties in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s]. If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the liabilities and obligations of Parent, Borrowers and the other Loan Parties with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is zero.
4.    Bank Product Reserve Conditions. Specified Bank Products Provider further acknowledges and agrees that Agent shall have the right (to the extent permitted pursuant to the Credit Agreement), but shall have no obligation to establish, maintain, relax, or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not (including whether it is sufficient in amount). If Agent chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.
5.    Bank Product Obligations. From and after the delivery to Agent of this agreement duly executed by Specified Bank Product Provider and the acknowledgement of this agreement by Agent and Administrative Borrower, the obligations and liabilities of Parent, Borrowers and the other Loan Parties to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its Affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.
6.    Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent,

Exhibit 10.1

shall be mailed, sent, or delivered to Agent in accordance with Section 11 in the Credit Agreement, if to Parent or any Borrower, shall be mailed, sent, or delivered to Parent or any Borrower in accordance with Section 11 in the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent, or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank Products Provider:	________________________ ________________________ ________________________ Attn: ____________________ Fax No. __________________

7.    Miscellaneous. This agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto (including any successor agent pursuant to Section 15.9 of the Credit Agreement); provided, that Parent, Borrowers and the other Loan Parties may not assign this agreement or any rights or duties hereunder without the other parties’ prior written consent and any prohibited assignment shall be absolutely void ab initio. Unless the context of this agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.
8.    Governing Law. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, AND JURY TRIAL WAIVER SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
[signature pages to follow]

Exhibit 10.1

Sincerely, [SPECIFIED BANK PRODUCTS PROVIDER] By: Name: Title:

Exhibit 10.1

Acknowledged, accepted, and agreed as of the date first written above: CHIQUITA BRANDS L.L.C., as Administrative Borrower By: Name: Title:

Exhibit 10.1

EXHIBIT C-1
FORM OF COMPLIANCE CERTIFICATE
[on Borrower's letterhead]

To:	Wells Fargo Bank, National Association 150 South Wacker Drive, Suite 2200 Chicago, Illinois 60606 Attn: Chiquita Brands – Account Manager

Re:	Compliance Certificate dated _____________
Ladies and Gentlemen:
Reference is made to that certain CREDIT AGREEMENT (the "Credit Agreement") dated as of February 5, 2013, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the arranger and administrative agent for the Lenders ("Agent"), CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation ("Parent"), CHIQUITA BRANDS L.L.C., a Delaware limited liability company ("Chiquita Brands"), CHIQUITA FRESH NORTH AMERICA L.L.C., a Delaware limited liability company ("Chiquita Fresh"), FRESH INTERNATIONAL CORP., a Delaware corporation ("Fresh International"), FRESH EXPRESS INCORPORATED, a Delaware corporation ("Fresh Express"), TRANSFRESH CORPORATION, a Delaware corporation ("TransFresh"), B C SYSTEMS, INC., a Delaware corporation ("BC Systems"), VERDELLI FARMS INC., a Pennsylvania corporation ("Verdelli"), CB CONTAINERS, INC., a Delaware corporation ("CB Containers"), and V.F. TRANSPORTATION, L.L.C., a Pennsylvania limited liability company ("VF Transportation"; together with Chiquita Brands, Chiquita Fresh, Fresh International, Fresh Express, TransFresh, BC Systems, Verdelli, and CB Containers, each individually, a "Borrower" and collectively, jointly and severally, the "Borrowers”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.
Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of Administrative Borrower hereby, on behalf of each Borrower, certifies that:
1.    The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, (a) for the lack of footnotes, statements of cash flows, shareholders' equity and comprehensive income, and (b) being subject to quarter-end and year-end audit and normal closing adjustments, including adjustments from income tax calculations and quarterly cut-off procedures), and fairly presents in all material respects the consolidated financial condition of Parent and its Subsidiaries as of the respective dates set forth therein.
2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.
3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Parent and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.

Exhibit 10.1

4.    Except as set forth on Schedule 3 attached hereto, the representations and warranties of Parent and each other Loan Party set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except (x) to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date and (y) with respect to the information set forth on Schedules 4.1(b), 4.1(c) and 4.24 to the Disclosure Letter in which case such information shall be true and correct in all material respects as of the most recent date updated Schedules 4.1(b), 4.1(c) and 4.24 to the Disclosure Letter are required to be delivered to Agent pursuant Schedule 5.1 of the Credit Agreement).
5.    Schedule 4 hereof demonstrates the Fixed Charge Coverage Ratio of Parent and its subsidiaries for the applicable period to which the financial information attached as Schedule 1 hereto pertains.  A Covenant Testing Period [was/was not] in effect as of the last day of such period.  [The financial covenant in Section 7(a) of the Credit Agreement is not tested as of such date because a Covenant Testing Period was not in effect as of such date, but if such financial covenant were being tested, Parent and its Subsidiaries [would/would not] be in compliance with such covenant.] [The financial covenant in Section 7(a) of the Credit Agreement is tested as of such date, and Parent and its Subsidiaries [are/are not] in compliance with such financial covenant.]

Exhibit 10.1

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

CHIQUITA BRANDS L.L.C., as Administrative Borrower By: Name: Title:

Exhibit 10.1

SCHEDULE 1

Financial Information

Exhibit 10.1

SCHEDULE 2

Default or Event of Default

Exhibit 10.1

SCHEDULE 3

Representations and Warranties

Exhibit 10.1

SCHEDULE 4

Financial Covenants
1.    Fixed Charge Coverage Ratio.
The Fixed Charge Coverage Ratio, measured on a month-end basis, for the ____-month period ending _________, ________ is ___:1.0, which [is/is not] greater than or equal to the amount set forth in Section 7 of the Credit Agreement for the corresponding period.

Exhibit 10.1

EXHIBIT L-1
FORM OF LIBOR NOTICE

Wells Fargo Bank, N.A., as Agent
150 South Wacker Drive, Suite 2200
Chicago, Illinois 60606
Attention: Chiquita Brands – Account Manager
Fax No.: (312) 332-0424
Ladies and Gentlemen:
Reference is hereby made to that certain Credit Agreement, dated as of February 5, 2013 (as amended, restated, supplemented, or modified from time to time, the "Credit Agreement"), by and among the lenders party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (together with its successors and assigns in such capacity, "Agent"), CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation ("Parent"), CHIQUITA BRANDS L.L.C., a Delaware limited liability company ("Chiquita Brands"), CHIQUITA FRESH NORTH AMERICA L.L.C., a Delaware limited liability company ("Chiquita Fresh"), FRESH INTERNATIONAL CORP., a Delaware corporation ("Fresh International"), FRESH EXPRESS INCORPORATED, a Delaware corporation ("Fresh Express"), B C SYSTEMS, INC., a Delaware corporation ("BC Systems"), VERDELLI FARMS INC., a Pennsylvania corporation ("Verdelli"), TRANSFRESH CORPORATION, a Delaware corporation ("TransFresh") and CB CONTAINERS, INC., a Delaware corporation ("CB Containers"), and V.F. TRANSPORTATION, L.L.C., a Pennsylvania limited liability company ("VF Transportation"; together with Chiquita Brands, Chiquita Fresh, Fresh International, Fresh Express, BC Systems, Verdelli, TransFresh and CB Containers. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.
This LIBOR Notice represents Administrative Borrower's request (on behalf of itself and each additional Borrower) to elect the LIBOR Option with respect to outstanding Revolving Loans in the amount of $________ (the "LIBOR Rate Loan")[, and is a written confirmation of the telephonic notice of such election given to Agent].
The LIBOR Rate Advance will have an Interest Period of [1, 2, [or] 3[, or 6]] month(s) commencing on ______________.
This LIBOR Notice further confirms Borrowers' acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.
Administrative Borrower represents and warrants that (i) as of the date hereof, the representations and warranties of Parent and each other Loan Party contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except (x) that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date and (y) with respect to the information set forth on Schedules 4.1(b), 4.1(c) and 4.24 to the Disclosure Letter in which case such information shall be true and correct in all material respects as of the most recent date updated Schedules 4.1(b), 4.1(c) and 4.24 to the Disclosure Letter are required to be delivered to Agent pursuant Schedule 5.1 of the Credit Agreement)), and (ii) no

Exhibit 10.1

Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:
CHIQUITA BRANDS L.L.C, a Delaware limited liability company, as Administrative Borrower

By:
Name:
Title:

Acknowledged by:

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
a national banking association, as Agent

By:
Name:
Title:

Exhibit 10.1

EXHIBIT P-1
FORM OF PERFECTION CERTIFICATE

Reference is hereby made to (a) that certain Credit Agreement dated as of February 5, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among CHIQUITA BRANDS INTERNATIONAL, INC., as parent ("Parent"), CHIQUITA BRANDS L.L.C., CHIQUITA FRESH NORTH AMERICA L.L.C., FRESH INTERNATIONAL CORP., FRESH EXPRESS INCORPORATED, B C SYSTEMS, INC., VERDELLI FARMS INC., CB CONTAINERS, INC., AND V.F. TRANSPORTATION, LLC, as borrower ("Borrowers"), the lenders party thereto as "Lenders" (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Wells Fargo"), in its capacity as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent"), and (b) that certain Guaranty and Security Agreement dated as of February 5, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the "Guaranty and Security Agreement") by and among Parent, Borrowers, and certain Subsidiaries of Borrowers parties thereto as "Grantors", and Agent.
All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term "Loan Parties" shall mean the "Loan Parties" as that term is defined in the Credit Agreement and "Code" shall mean the "Code" as that term is defined in the Guaranty and Security Agreement.
The undersigned, the ________ of ______________, hereby certifies (in my capacity as __________ and not in my individual capacity) to Agent and each of the other members of the Lender Group and the Bank Product Providers as follows as of _______, 20__:

1.	Names.
1.7.    The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Loan Party. Each Loan Party has qualified to do business in the states listed on Schedule 1(a).
1.8.    Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.
1.9.    Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

Exhibit 10.1

2.    Chief Executive Offices. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.
3.    Real Property.
3.7.    Attached hereto as Schedule 3(a) is a list of all (i) owned or leased Real Property (as defined in the Guaranty and Security Agreement) of each Loan Party, (ii) common names, addresses and uses of each such parcel of Real Property and (iii) other information relating thereto required by such Schedule.
3.8.    Schedule 3(b) sets forth all third parties ("Bailees") with possession of any Collateral (including inventory and equipment) of the Loan Parties with an aggregate value of at least $100,000, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee's possession and the location of such inventory and equipment (if none please so state).
4.    Extraordinary Transactions. Except for those purchases, mergers, acquisitions, consolidations, and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.
5.    File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of certified file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction of formation identified in Section 1(a) and in each location identified Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3(a).
6.    UCC Filings. The financing statements (the filing of which has been duly authorized by each Loan Party constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 relating to the Guaranty and Security Agreement or the Real Property, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.
7.    Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 11(c).
8.    Termination Statements. Attached hereto as Schedule 8 are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8 hereto with respect to each Lien described therein.
9.    Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and its Subsidiaries organized under the laws of a State in the United States and Fresh Holding C.V. and Compania Mundimar S.A.

Exhibit 10.1

and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 9(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Attached hereto as Schedule 9(b) is a true and correct organizational chart of Parent and its Subsidiaries.
10.    Instruments and Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other tangible evidence of Indebtedness held by each Loan Party as of ______________, 20__ having an aggregate value or face amount in excess of $250,000, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.
11.    Intellectual Property.
11.1.    Schedule 11(a) provides a complete and correct list of all registered Copyrights (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party. Schedule 11(a) provides a complete and correct list of all Patents (as defined in the Guaranty and Security Agreement) owned by any Loan Party and all applications for Patents owned by any Loan Party. Schedule 11(a) provides a complete and correct list of all registered Trademarks (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.
11.2.    Schedule 11(b) provides a complete and correct list of all Intellectual Property Licenses (as defined in the Guaranty and Security Agreement) entered into by any Loan Party pursuant to which (i) any Loan Party has provided any license or other rights in Intellectual Property (as defined in the Guaranty and Security Agreement) owned by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) (provided that only material Intellectual Property Licenses shall be listed on Schedule 11(b) in response to this clause (i)) or (ii) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned by such Person that is material to the business of such Loan Party;
11.3.    Attached hereto as Schedule 11(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office (as applicable) are the filings necessary to perfect the Agent's security interests in the registered or applied-for United States Trademarks, registered or applied-for United States Patents, and registered or applied-for United States Copyrights set forth on Schedule 11(a), including duly signed copies of each of the Patent Security Agreements, Trademark Security Agreements and the Copyright Security Agreements, as applicable (subject to the attachment as exhibits to such filings of listings of the applicable information set forth in Schedule 11(a) with respect to the Trademarks, Patents and Copyrights (as applicable) of the applicable Grantor).

Exhibit 10.1

12.    Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all commercial tort claims that exceed $250,000 held by each Loan Party, including a brief description thereof.
13.    Deposit Accounts and Securities Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts and Securities Accounts (each as defined in the Guaranty and Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.
14.    Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder, having an aggregate value or face amount in excess of $250,000.
15.    Motor Vehicles. Attached hereto as Schedule 15 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) owned by a Loan Party that are included or are proposed by Borrowers to be included in the Borrowing Base as Eligible Equipment.
16.    Other Assets: A Loan Party owns the following kinds of assets:

Aircraft:	Yes ____ No ____
Vessels, boats or ships:	Yes ____ No ____
Railroad rolling stock:	Yes ____ No ____
If the answer is yes to any of these other types of assets, please describe on Schedule 16.

[The Remainder of this Page has been intentionally left blank]

Exhibit 10.1

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ____ day of ________________, 2013.

CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation By: Name: Joseph B. Johnson Title: Vice President, Controller, Chief Accounting Officer and Treasurer

CHIQUITA BRANDS L.L.C., a Delaware limited liability company By: Name: Joseph B. Johnson Title: Vice President, Controller, Chief Accounting Officer and Treasurer

CHIQUITA FRESH NORTH AMERICA L.L.C., a Delaware limited liability company

By:
Name: Joseph. B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

Signature Page to Perfection Certificate

Exhibit 10.1

FRESH INTERNATIONAL CORP., a Delaware corporation

By:
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

FRESH EXPRESS INCORPORATED, a Delaware corporation

By:
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

B C SYSTEMS, INC., a Delaware corporation

By:
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

VERDELLI FARMS INC., a Pennsylvania corporation

By:
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

Signature Page to Perfection Certificate

Exhibit 10.1

CB CONTAINERS, INC., a Delaware corporation

By:
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

V.F. TRANSPORTATION, LLC, a Pennsylvania limited liability company
By: VERDELLI FARMS INC., a Pennsylvania corporation, its sole Manager

By:
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

TRANSFRESH CORPORATION, a Delaware corporation
By:
Name: Joseph B. Johnson
Title: Vice President, Controller, Chief Accounting Officer and Treasurer of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (a Parent Authorized Officer)

Signature Page to Perfection Certificate

Exhibit 10.1

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Formation

Exhibit 10.1

Schedule 1(b)

Prior Names

Loan Party/Subsidiary	Prior Name	Date of Change

Exhibit 10.1

Schedule 1(c)

Changes in Corporate Identity; Other Names

Loan Party/Subsidiary	Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Exhibit 10.1

Schedule 2

Chief Executive Offices

Loan Party/Subsidiary	Address	County	State

Exhibit 10.1

Schedule 3(a)

Real Property

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Description of Lease or Other Documents Evidencing Interest	Purpose/Use	Option to Purchase/Right of First Refusal
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[YES/NO]

Exhibit 10.1

Schedule 3(a)

Real Property (cont.)

Required Consents; Loan Party Held Landlord/ Grantor Interests

I.    Landlord's / Tenant's Consent Required
1.    [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD'S / TENANT'S CONSENT IS REQUIRED].

II.    Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord's / Grantor's Interest
1.    [LIST EACH LEASE OR OTHER INSTRUMENT WHERE ANY LOAN PARTY HOLDS LANDLORD'S / GRANTOR'S INTEREST]

Exhibit 10.1

Schedule 3(b)

Bailees

Exhibit 10.1

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Loan Party/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Exhibit 10.1

Schedule 5

Certified File Search Reports

Loan Party/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.

Exhibit 10.1

Schedule 6

Copy of Financing Statements To Be Filed

See attached.

Exhibit 10.1

Schedule 7

Filings/Filing Offices

Type of Filing	Entity	Applicable Collateral Document Mortgage, Security Agreement or Other	Jurisdictions

Exhibit 10.1

Schedule 8

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Exhibit 10.1

Schedule 9(a)

(a) Equity Interests of Loan Parties and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Exhibit 10.1

Schedule 9(b)

Organizational Chart

Exhibit 10.1

Schedule 10

Instruments and Chattel Paper

1.    Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.    Chattel Paper:

Exhibit 10.1

Schedule 11(a)

Copyrights, Patents and Trademarks

UNITED STATES COPYRIGHTS
Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS:
Registrations:

OWNER	COUNTRY/ STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/ STATE

Exhibit 10.1

Schedule 11(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Exhibit 10.1

Schedule 11(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Exhibit 10.1

Schedule 11(b)

Intellectual Property Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER, IF ANY	DESCRIPTION

Exhibit 10.1

Schedule 11(c)

Intellectual Property Filings

Exhibit 10.1

Schedule 12

Commercial Tort Claims

Exhibit 10.1

Schedule 13

Deposit Accounts and Securities Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

Exhibit 10.1

Schedule 14

Letter of Credit Rights

Exhibit 10.1

Schedule 15

Motor Vehicles

Exhibit 10.1

Schedule [16]

Other Assets

Exhibit 10.1

Schedule A-1

Agent's Account

An account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number , reference Chiquita Brands, and maintained by Agent with Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, CA, ABA #.

Exhibit 10.1

Schedule A-2
Authorized Persons

Name	Title
Brian W. Kocher	Senior Vice President and Chief Financial Officer of Parent and Chiquita Brands L.L.C.
Joseph B. Johnson	Vice President, Controller, Chief Accounting Officer and Treasurer of Parent and Chiquita Brands L.L.C.
Kelly G. Bates	Director, Credit and Treasury

Exhibit 10.1

Schedule C-1

Lender	Revolver Commitment*	Term Commitment*	Total Commitment
Wells Fargo Bank, National Association	$87,000,000	$5,625,000	$87,000,000
Bank of America	$50,000,000	$1,875,000	$50,000,000
Coöperatieve Centrale Raiffeisen – Boerenleenbank B.A., "Rabobank Nederland", New York Branch	$33,000,000	$0	$33,000,000
Goldman Sachs Bank U.S.A.	$25,000,000	$0	$25,000,000
Barclays Bank PLC	$5,000,000	$0	$5,000,000
TOTAL	$200,000,000	$7,500,000	$200,000,000

*
The Revolver Commitment of any Lender with any share of the Term Loan is equal to the amount reflected above (as such amount may be decreased in accordance with this Agreement) less the outstanding principal balance of such Lender's share of the Term Loan.

Exhibit 10.1

Schedule D-1
Designated Account
Account number of Administrative Borrower maintained with Administrative Borrower’s Designated Account Bank, or such other deposit account of Administrative Borrower (located within the United States) that has been designed as such, in writing, by Administrative Borrower to Agent.
“Designated Account Bank” means PNC Bank, whose office is located at Two Tower Center Blvd., 23rd Floor, East Brunswick, NJ 08816, and whose ABA number is .

Exhibit 10.1

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
"ABL Priority Collateral" has the meaning set forth in the Note Intercreditor Agreement.
"Account" means an account (as that term is defined in the Code).
"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.
"Accounting Changes" means changes after December 31, 2012 in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) or the SEC.
"Acquired Indebtedness" means Indebtedness of a Person whose assets or Equity Interests are acquired by Parent or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
"Acquisition" means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.
"Additional Documents" has the meaning specified therefor in Section 5.12 of the Agreement.
"Administrative Borrower" has the meaning specified therefor in Section 17.13 of the Agreement.
"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Affected Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts andSection 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
"Agent" has the meaning specified therefor in the preamble to the Agreement.
"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

Schedule 1.1 – Page 1

Exhibit 10.1

"Agent's Liens" means the Liens granted by each Loan Party to Agent under the Loan Documents and securing the Obligations.
"Agreement" means the Credit Agreement to which this Schedule 1.1 is attached.
"American Produce" means American Produce Company, a Delaware corporation.
"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed fiscal month; provided, that for the period from the Closing Date through and including June 30, 2013, the Applicable Margin shall be set at the margin in the row styled "Level II":

Level	Average Excess Availability	Applicable Margin Relative to Base Rate RevolvingLoans (the "Base Rate Margin")	Applicable Margin Relative to LIBOR Rate Revolving Loans (the "LIBOR Rate Margin")	Applicable Margin Relative to Base Rate Revolving Loans predicated on Fixed Asset Availability Amount (the "Base Rate Margin Fixed Asset Availability Amount"))	Applicable Margin Relative to LIBOR Rate Revolving Loans predicated on Fixed Asset Availability Amount (the "LIBOR Rate Margin (Fixed Asset Availability Amount"))	Applicable Margin Relative to Base Rate Term Loan (the "Base Rate Term Margin")	Applicable Margin Relative to LIBOR Rate Term Loan predicated on (the "LIBOR Rate Term Margin))
I	> $75,000,000	0.25%	1.75%	0.75%	2.25%	1.25%	2.75%
II	< $75,000,000 and >$50,000,000	0.50%	2.00%	1.00%	2.50%	1.50%	3.00%
III	< $50,000,000	0.75%	2.25%	1.25%	2.75%	1.75%	3.25%

The Applicable Margin shall be re-determined as of the first day of each fiscal monthof Borrowers.
"Applicable Unused Line Fee Percentage" means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed fiscal monthas determined by Agent in its Permitted Discretion; provided, that for the period from the Closing Date through and including June 30, 2013, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled "Level II":

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	>50% of Maximum Revolver Amount	0.25 percentage points
II	<50% of Maximum Revolver Amount	0.375 percentage points

Schedule 1.1 – Page 2

Exhibit 10.1

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each month by Agent.
"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date or the date of any acceleration of the Obligations, or (b) an Event of Default has occurred and is continuing and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.
"Assignee" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.
"Authorized Person" means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrowers to Agent.
"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).
"Average Excess Availability" means, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
"Average Revolver Usage" means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
"Bank Product" means any one or more of the following financial products or accommodations extended to a Loan Party or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards")), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
"Bank Product Agreements" means those agreements entered into from time to time by a Loan Party or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Loan Party or its Subsidiaries; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute "Bank Product Obligations", if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to any Loan Partyor its Subsidiaries (except with respect to Bank Products of a Bank Product Provider (other

Schedule 1.1 – Page 3

Exhibit 10.1

than Wells Fargo or its Affiliates) that exist on the Closing Date in which case such items shall constitute Bank Product Obligations at such time as Agent shall receive a Bank Product Provider Agreementfrom such Bank Product Provider).
"Bank Product Provider" means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to any Loan Party or its Subsidiaries (except with respect to Bank Products that exist on the Closing Date in which case such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider at such time as Agent shall receive a Bank product Provider Agreement from such Person); provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
"Bank Product Provider Agreement" means an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.
"Bank Product Reserves" means, as of any date of determination, those reserves that Agent in its Permitted Discretion deems necessary or appropriate to establish (based upon the Bank Product Providers'reasonable determination of the liabilities and obligations of Loan Parties in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.
"Base Rate" means the greatest of (a) 1.50 percent per annum, (b) the Federal Funds Rate plus ½%, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
"Base Rate Loan" means each portion of the Revolving Loans or the Term Loan that bears interest at a rate determined by reference to the Base Rate.
"Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.
"Base Rate Margin (Fixed Asset Availability Amount)"has the meaning set forth in the definition of Applicable Margin.
"Base Rate Term Margin" has the meaning set forth in the definition of Applicable Margin.
"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which a Significant Party or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.
"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

Schedule 1.1 – Page 4

Exhibit 10.1

"Bocas Fruit" means Bocas Fruit Co., L.L.C., a Delaware limited liability company.
"BofA Lease" means the Master Lease Agreement dated as of August 17, 2009 between Banc of America Leasing & Capital, LLC and Chiquita Brands.
"Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to the Agreement.
"Borrower Materials" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Borrowing" means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.
"Borrowing Base" means, as of any date of determination, the result of:
(a)85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus
(b)    the lesser of (A) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Eligible Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus
(c)    the Fixed Asset Availability Amount, less
(d)    the aggregate amount of Receivables Reserves, Bank Product Reserves, Inventory Reserves, PACA/Growers Reserves and other Reserves, if any, established by Agent under Section 2.1(c) of the Agreement;
"Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.
"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Illinois, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii)or 2.4(e)(iii)of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Parent or any of its Affiliates).

Schedule 1.1 – Page 5

Exhibit 10.1

"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
"CapitalSource Lease" means that certain Master Lease Agreement dated as of September 30, 2010 between CapitalSource Bank and Chiquita Brands L.L.C., together with each Equipment Schedule issued from time to time pursuant thereto.
"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A‑1 from S&P or at least P‑1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.
"CFC" means a controlled foreign corporation (as that term is defined in the IRC).
"Change in Control" means that:
(a)any "Person" as defined in Sections 13(d) and 14(d) of the Exchange Act shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing more than 50% of the combined voting power of all voting Equity Interests of Parent;
(a)    on any date, a majority of Parent's Board of Directors does not consist of Persons (i) who were directors on the Closing Date ("Continuing Directors") or (ii) whose elections or nominations as directors was approved by at least 2/3 of the directors then in office who are Continuing Directors or whose election or nomination was previously so approved;

Schedule 1.1 – Page 6

Exhibit 10.1

(b)    except as a result of a transaction permitted by this Agreement, Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each of the Loan Parties;
(c)    the occurrence of any "Change in Control" as defined in Note Indenture.
"Change in Law" means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Chiquita Switzerland" means Chiquita Brands International, Sárl.
"Closing Date" means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.
"Code" means the Illinois Uniform Commercial Code, as in effect from time to time.
"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Loan Party's books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
"Commitment" means, with respect to each Lender, its Revolver Commitment or its Term Loan Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Term Loan Commitments , as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Administrative Borrower to Agent.
"Confidential Information" has the meaning specified therefor in Section 17.9(a) of the Agreement.
"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
"Convertible Senior Notes" means the Parent's 4.25% Convertible Senior Notes due 2016 issued pursuant to the Convertible Senior Notes Indenture.

Schedule 1.1 – Page 7

Exhibit 10.1

"Convertible Senior Notes Debt" means the Indebtedness of Parent under the Convertible Senior Notes Documents.
"Convertible Senior Notes Documents" means the Convertible Senior Notes Indenture, the Convertible Senior Notes, and any other documents, agreements or instruments executed in connection therewith.
"Convertible Senior Notes Indenture" means that certain Indenture dated February 1, 2008 (as amended by that certain First Supplemental Indenture dated as of February 12, 2008) between Parent and Wells Fargo Bank, National Association (as successor trustee to Bank of America, N.A., as successor-by-merger to LaSalle Bank National Association pursuant to an Instrument of Resignation, Appointment and Acceptance dated January 20, 2009), as Trustee.
"Copyright Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.
"Covenant Testing Period" means a period (a) commencing on the last day of the fiscal month of Parent most recently ended on or prior to a Covenant Trigger Date and for which Agent has received financial statements required to be delivered pursuant to Schedule 5.1 and (b) ending on the first day after such Covenant Trigger Date that Excess Availability has equaled or exceeded 10% of the Maximum StatedRevolver Amount for 60 consecutive days.
"Covenant Trigger Date" means any day on which Borrowers fail to maintain Excess Availability in an amount at least equal to 10% of the Maximum StatedRevolver Amount.
"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 2 Business Days of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement) unless such failure is the result of such Lender's good faith belief that the conditions to funding have not been satisfied, (b) notified Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 2 Business Days of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
"Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
"Deposit Account" means any deposit account (as that term is defined in the Code).
"Designated Account" means the Deposit Account of Administrative Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

Schedule 1.1 – Page 8

Exhibit 10.1

"Designated Account Bank" has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).
"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.
"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point (or portion thereof) by which Dilution is in excess of 5%.
"Disclosure Letter" means a letter executed by Administrative Borrower in favor of Agent attaching Schedules E-1, P-1, P-2, P-3, P-4, R.1, S-1, 4.1(b), 4.1(c), 4.10, 4.14, 4.20, 4.24, together with updates to Schedules 4.1(b), 4.1(c) and 4.24as required pursuant to Schedule 5.1.
"Disqualified Equity Interests" means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.
"Dollars" or "$" means United States dollars.
"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
"EBITDA" means, with respect to any fiscal period,
(a)    Parent's consolidated net income (or loss),
minus
(b)    without duplication, the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)    extraordinary gains,
(ii)    interest income,
plus
(c)    without duplication, the sum of the following amounts of Parent for such period to the extent deducted in determining consolidated net earnings (or loss) for such period:
(i)    non-cash extraordinary losses,

Schedule 1.1 – Page 9

Exhibit 10.1

(ii)    non-cash impairments and other non-cash write-downs and charges (excluding any non-cash charges that constitute an accrual of or a reserve for future cash charges or are reasonably likely to result in a cash outlay in a future period),
(iii)    non-cash stock-based compensation expenses,
(iv)    Interest Expense,
(v)    income taxes, and
(vi)    depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP.
EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of (x) the non-cash cumulative effect of any changes in GAAP or accounting principles applied by Parent, (y) any non-cash income or loss for such period attributable to the early extinguishment of Indebtedness or accounts payable, and (z) any non-cash gains or losses on foreign currency derivative and any foreign currency transaction non-cash gains or losses and foreign currency exchange transaction gains or losses that arise on consolidation.
"Eligible Accounts" means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:
(a)    Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or 60 days of original due date, or Accounts with selling terms of more than 30 days,
(b)    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c)    Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,
(d)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
(e)    Accounts that are not payable in Dollars or Canadian Dollars,
(f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state, province or subdivision thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other

Schedule 1.1 – Page 10

Exhibit 10.1

instrumentality thereof in each case, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,
(g)    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state or political subdivision of the United States,
(h)    Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,
(i)    Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(j)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received written notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(k)    Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor's financial condition,
(l)    Accounts that are not subject to a valid and perfected and, subject to Permitted Liens, first priority, Agent's Lien,
(m)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(n)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

Schedule 1.1 – Page 11

Exhibit 10.1

(o)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or
(p)    Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).
"Eligible Equipment" means Equipment of a Borrower that has been appraised by an appraiser reasonably acceptable to Agent pursuant to the most recent appraisal of the Equipment of Borrowers reasonably acceptable to Agent, upon which Agent is expressly entitled to rely, to determine the Net Orderly Liquidation Value of such Equipment, that complies with each of the representations and warranties respecting Eligible Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date. An item of Equipment shall not be included in Eligible Equipment if:
(a)    a Borrower does not have good, valid, and marketable title thereto,
(b)    it is not located at one of the locations in the continental United States set forth on Schedule E-1of the Disclosure Letter (as such Schedule may be updated as required pursuant to Schedule 5.1) (so long as Agent has not disapproved in writing of any such location),
(c)    it is in-transit (other than vehicles or generator sets so long as located in the United States),
(d)    it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or (ii) Agent has established a Landlord Reserve with respect to such location (provided, that Equipment shall not be excluded as Eligible Equipment solely as a result of this clause (d) during the 90 day period following the Closing Date),
(e)    it is not subject to a valid and perfected and, subject to Permitted Liens, first priority Agent's Lien (provided, that Equipment subject to certificates of title shall not be excluded as Eligible Equipment solely as a result of this clause (e) during the 60 day period following the Closing Date),
(f)    it is not in good working order and marketable condition (ordinary wear and tear excepted),
(g)    it is worn out, obsolete, damaged or defective Equipment,
(h)    it consists of computer hardware,
(i)    it consists of fixtures,or, unless Agent otherwise agrees,it consists of Equipment that is not readily removable from the Real Property upon which it is located without causing physical damage to such Real Property,

Schedule 1.1 – Page 12

Exhibit 10.1

(j)    it consists of tooling, or
(k)    it is leased to a Borrower or by a Borrower.
"Eligible Inventory" means Inventory of a Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:
(a)    a Borrower does not have good, valid, and marketable title thereto,
(b)    a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),
(c)    it is not located at one of the locations in the continental United States set forth on Schedule E-1of the Disclosure Letter (as such Schedule may be updated as required pursuant to Schedule 5.1) (so long as Agent has not disapproved in writing of any such location) (or in-transit from one such location to another such location),
(d)    it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1of the Disclosure Letter to another location set forth on Schedule E-1of the Disclosure Letter (as such Schedule may be updated as required pursuant to Schedule 5.1),
(e)    it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (ii) Agent has established a Landlord Reserve with respect to such location (provided, that Inventory shall not be excluded as Eligible Inventory solely as a result of this clause (e) during the 90 day period following the Closing Date);
(f)    it is the subject of a bill of lading or other document of title,
(g)    it is not subject to a valid and perfected and, subject to Permitted Liens, first priority Agent's Lien,
(h)    it consists of goods returned or rejected by a Borrower's customers or goods subject to any seizure, withdrawal, recall, suspension or detention (whether voluntary or otherwise),
(i)    it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials (other than paper roll stock), supplies used or consumed in Borrowers' business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment,

Schedule 1.1 – Page 13

Exhibit 10.1

(j)    it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights,
(k)    it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition),
(l)    it is crops growing or to be grown, or
(m)    it is at a location at which the aggregate book value of all Inventory of Loan Parties at such location is less than $100,000.
"Eligible Transferee" means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender (other than a Defaulting Lender) and any Related Fund of any Lender (other than a Defaulting Lender); (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000 (or such lesser amount that is reasonably acceptable to Agent (but not less than $250,000,000)); (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000 (or such lesser amount that is reasonably acceptable to Agent (but not less than $250,000,000)); (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000 (or such lesser amount that is reasonably acceptable to Agent (but not less than $250,000,000)); (c) any other entity (other than a natural person) that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000 (or such lesser amount that is reasonably acceptable to Agent (but not less than $250,000,000)); and (d) during the continuation of an Event of Default, any other Person approved by Agent; provided, that, except pursuant to Section 13.1(a)(ii)(B), no Loan Party or Affiliate of a Loan Party shall qualify as an Eligible Transferee.
"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Significant Party or ERISA Affiliate or (b) to which any Significant Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.
"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Significant Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Significant Party, or any of their predecessors in interest.
"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Significant Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

Schedule 1.1 – Page 14

Exhibit 10.1

"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.
"Equipment" means equipment (as that term is defined in the Code).
"Equity Interests" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.
"ERISA Affiliate" means each entity, trade or business (whether or not incorporated) that together with a Significant Party would be (or has been) treated as a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the IRC. ERISA Affiliate shall include any Subsidiary of any Significant Party.
"Event of Default" has the meaning specified therefor in Section 8 of the Agreement.
"Excess Availability" means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers aged in excess of historical levels with respect thereto and all book overdrafts of Borrowers in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.
"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.
"Excluded Property" has the meaning specified therefor in the Guaranty and Security Agreement.
"Excluded Taxes" means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender's or such Participant's principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender's or a Participant's failure to comply with the requirements of Section 16.2 of the Agreement, and (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new

Schedule 1.1 – Page 15

Exhibit 10.1

lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.
"Existing Credit Facility" means that certain Amended and Restated Credit Agreement dated as of July 26, 2011, as amended, by and among Parent, Chiquita Brands, each of the banks, financial institutions and other lenders party thereto, and Coöperatieve Centrale Raiffeisen - Boerenleenbank B.A., "Rabobank Nederland", New York Branch, as Administrative Agent, Swing Line Lender and an L/C Issuer.
"Existing Note Facility" means the Indebtedness of Parent under the Parent's 7 1/2% Senior Notes due 2014 issued pursuant to that certain Indenture dated as of September 28, 2004 (as amended by that certain First Supplemental Indenture dated February 4, 2008) between Parent and Wells Fargo Bank, National Association (as successor trustee to Bank of America, N.A., as successor-by-merger to LaSalle Bank National Association pursuant to an Instrument of Resignation, Appointment and Acceptance dated January 20, 2009), as Trustee.
"Extraordinary Advances" has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.
"Extraordinary Receipts" means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received by a Loan Party in connection with any cause of action or claim, but excluding payments received through enforcement of contractual obligations and payments representing litigation costs or expenses advanced by such Loan Party, and (b) if an Event of Default has occurred and is continuing, any payments received by a Loan Party not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and (iii) any purchase price adjustment received in connection with any purchase agreement.
"Fee Letter" means that certain fee letter, dated as of even date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
"Fixed Asset Availability Amount" means, as of any date of determination, an amount equal to the least of (a) the Fixed Asset Sub-Line Amount, (b) $50,000,000, (c) 85% of the Net Orderly Liquidation Value of all Eligible Equipment, and (d) 30% of the Maximum Revolver Amount.
"Fixed Asset Sub-Line Amount" means $21,760,000; provided that the Fixed Asset Sub-Line Amount shall be permanently reduced (i) on the first day of each month (beginning on March 1, 2013) by an amount equal to $259,048,and (ii) by the amount of each mandatory prepayment pursuant to Section 2.4(e)(iii) required to reduce the Fixed Asset Sub-Line Amount pursuant to Section 2.4(f)(iii) (to be applied against the remaining reductions in clause (i) above in the inverse order of maturity); providedfurther, that within 60 days following the completion of an appraisal, in form and substance satisfactory to Agent, calculating the Net Orderly Liquidation Value of Eligible Equipment, Borrower may by written notice to Agent, so long as no Event of Default exists and the Fixed Charge Coverage Ratio for the 12 month period most recently ended prior to such notice for which Agent has received financial statements for Parent pursuant to Schedule 5.1 is at least 1.1 to 1.0, elect to cause the Fixed Asset Sub-Line Amount to be increased to an amount equal to 85% of the Net Orderly Liquidation Value of Eligible Equipment based on such appraisal (but in no event shall the Fixed Asset Sub-Line Amount exceed $50,000,000); providedfurther, that such election shall not be made more than twice during the term of this Agreement and if such Fixed Asset Sub-Line Amount is so increased such amount shall be reduced(x) on the first day of each month (beginning on the first day of the first month following

Schedule 1.1 – Page 16

Exhibit 10.1

such increase in the Fixed Asset Sub-Line Amount) by an amount equal to the amount of such increased Fixed Asset Sub-Line Amount divided by 84, and (y) by the amount of each mandatory prepayment pursuant to Section 2.4(e)(iii) required to reduce the Fixed Asset Sub-Line Amount pursuant to Section 2.4(f)(iii) (to be applied against the remaining reductions in clause (x) above in the inverse order of maturity). Agent may establish a reserve and reduce the Fixed Asset Sub-Line Amount by an amount equal to 85% of the Net Orderly Liquidation Value of each item of Equipment subject to (or required to be subject to) a certificate of title which is included in the calculation of Fixed Asset Availability Amount as of the Closing Date but for which Agent does not have a first priority perfected Lien (subject to Permitted Liens); provided, that Agent shall not establish any such reserve for any Eligible Equipment of a Borrower (other than Transfresh) until the 60th day following the Closing Date.
"Fixed Charges" means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, (c) monthly reductions in the Fixed Asset Sub-Line Amount pursuant to clause (i) of the definition thereof during such period, (d) principal payments in respect of the Term Loan during such period, (e) all federal, state, and local income taxes paid during such period, (f) all prepayments of the Note Debt (excluding prepayments funded with proceeds of the Permitted Scheduled Disposition), and (g) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period.
"Fixed Charge Coverage Ratio" means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period. In the event the Permitted Scheduled Disposition occurs, the Fixed Charge Coverage Ratio shall be calculated with pro forma adjustments acceptable to Agent as if such disposition had occurred on the first day of the applicable period.
"Fleet Assets" means ocean-going vessels and related equipment and machinery which are acquired, leased, improved or replaced after the Closing Date and any assets related thereto, but excluding, for the avoidance of doubt any renewal or extension of any agreement with respect to ocean-going vessels or related equipment or machinery existing on the Closing Date.
"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
"Foreign Subsidiary" means any Subsidiary that is not a US Subsidiary.
"FSA" means the Food Security Act of 1985, as amended and in effect from time to time, and regulations issued from time to time thereunder.
"Funding Date" means the date on which a Borrowing occurs.
"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation or formation, by-laws, or other organizational documents of such Person.
"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing,

Schedule 1.1 – Page 17

Exhibit 10.1

regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantor" means (a) Parent, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement.
"Guaranty and Security Agreement" means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Borrowers and each of the Guarantors to Agent.
"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances,""hazardous materials,""hazardous wastes,""toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Loan Party or any of its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
"Hedge Provider" means any Lender or any of its Affiliates; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Loan Party or any of its Subsidiaries (except with respect to Hedge Agreements that exist on the Closing Date in which case such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider at such time as Agent shall receive a Bank Product Provider Agreement from such Person); providedfurther, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.
"Indebtedness" as to any Person means, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets and any earn-out or similar obligations (other than trade or grower payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such

Schedule 1.1 – Page 18

Exhibit 10.1

Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Person" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Taxes" means, any Taxes other than Excluded Taxes.
"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Parent, certain of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.
"Interest Expense" means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.
"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
"Inventory" means inventory (as that term is defined in the Code).
"Inventory Reserves" means, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount.
"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The outstanding amount of any investment shall be the original amount thereof (without taking into account changes to the value thereof) less all payments, distributions, proceeds, interests, principal, distributions, dividends or returns on capital (but in any event not in excess of the amount so invested) received in cash or Cash Equivalents in connection with such investment.
"IRC" means the Internal Revenue Code of 1986, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of the IRC shall be deemed to

Schedule 1.1 – Page 19

Exhibit 10.1

be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.
"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.
"Issuing Bank" means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Lender.
"Landlord Reserve" means, as to each location at which a Borrower has Inventory (with an aggregate book value in excess of $100,000), Eligible Equipment or material books and records and as to which a Collateral Access Agreement has not been received by Agent on or after the 90th day following the Closing Date, a reserve in an amount equal to the greater of (a) the number of months' rent for which the landlord will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months' rent under the lease relative to such location.
"Lender" has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and "Lenders" means each of the Lenders or any one or more of them.
"Lender Group" means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.
"Lender Group Expenses" means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Loan Parties under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with Parent and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent's customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Parent or its Subsidiaries, (d) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent's reasonable costs and expenses (including reasonable documented attorneys' fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent's Liens in and to the Collateral, or the Lender Group's relationship withParent or any of its Subsidiaries, (i) Agent's reasonable documented costs and expenses (including reasonable documented attorneys' fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent's and each Lender's reasonable

Schedule 1.1 – Page 20

Exhibit 10.1

documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.
"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of the Agreement.
"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.
"Letter of Credit" means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.
"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
"Letter of Credit Disbursement" means a payment made by Issuing Bank pursuant to a Letter of Credit.
"Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Letter of Credit Usage on such date.
"Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of the Agreement.
"Letter of Credit Indemnified Costs" has the meaning specified therefor in Section 2.11(f) of the Agreement.
"Letter of Credit Related Person" has the meaning specified therefor in Section 2.11(f) of the Agreement.
"Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
"LIBOR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
"LIBOR Notice" means a written notice in the form of Exhibit L-1 to the Agreement.
"LIBOR Option" has the meaning specified therefor in Section 2.12(a) of the Agreement.
"LIBOR Rate" means the rate per annum appearing on Macro*World's (https://capitalmarkets.mworld.com; the "Service") Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate

Schedule 1.1 – Page 21

Exhibit 10.1

Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.
"LIBOR Rate Loan" means each portion of a Revolving Loan or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.
"LIBOR Rate Margin" has the meaning set forth in the definition of Applicable Margin.
"LIBOR Rate Margin (Fixed Asset Availability Amount)"has the meaning set forth in the definition of Applicable Margin.
"LIBOR Rate Term Margin" has the meaning set forth in the definition of Applicable Margin.
"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
"Loan" means any Revolving Loan (including any Swing Loan and Extraordinary Advance)or Term Loan made (or to be made) hereunder.
"Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.
"Loan Documents" means the Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Copyright Security Agreement, the Disclosure Letter, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by a Loan Party and any member of the Lender Group in connection with the Agreement.
"Loan Party" means any Borrower or any Guarantor.
"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.
"Material Adverse Effect" means (a) an effect on the business, operations, assets, liabilities or financial conditionof Parent and its Subsidiaries, taken as a whole, or the Collateral, which in either case would materially and adversely affect the ability of Parent and its Subsidiaries, taken as a whole, to perform their payment obligations under the Loan Documents or (b) a material adverse effect on the rights and remedies of Agent or any Lender thereunder.
"Maturity Date" means the earlier of (a) February 5, 2018 and (b) the 60th day prior to the scheduled maturity date of the Convertible Senior Notes (including any extension of such scheduled maturity date that is effective on or prior to the 60th day prior to such scheduled maturity date). As of the Closing Date, the scheduled maturity date of the Convertible Senior Notes is August 15, 2016.
"Maximum Revolver Amount" means $200,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement, less the outstanding principal balance of the Term Loan.

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Exhibit 10.1

"Maximum Stated Revolver Amount" means, as of any date of determination, the greater of (a) the sum of Maximum Revolver Amount and the outstanding principal balance of the Term Loan as of such date of determination and (b) $200,000,000.
"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.
"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
"Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.
"Net Cash Proceeds" means:
(a)    with respect to any asset sale or disposition, the aggregate cash proceeds and Cash Equivalents received by or for the benefit of any of Parent or its Subsidiaries (including any cash and Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any asset sale), net of the direct costs relating to such asset sale, including legal, accounting and investment banking fees, severance and similar obligations, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions, any tax sharing arrangements and any amounts used to repay Indebtedness (other than Indebtedness under the Loan Documents) secured by a Lien on the asset or assets that were the subject of such asset sale and appropriate amounts to be provided by Parent or any of its Subsidiaries as a reserve against any liabilities associated with such asset sale, including pension and other post-employment benefit liabilities, liabilities related to Environmental Laws and liabilities under any indemnification obligations associated with such asset sale, all as determined in conformity with GAAP,
(b)    with respect to the incurrence or issuance of any Indebtedness, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out of pocket costs, fees, commissions, premiums and expenses incurred in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i) above,
(c)    with respect to any issuance or sale of Equity Interests, the proceeds of such issuance or sale in the form of cash and Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, and

Schedule 1.1 – Page 23

Exhibit 10.1

(d)    with respect to any Extraordinary Receipts, the sum of the cash and Cash Equivalents received in connection therewith, net of the direct costs relating to the event in respect of which the Extraordinary Receipts are received.
"Net Orderly Liquidation Value" means,with respect to Eligible Equipment, at any time, the orderly liquidation value with respect thereto as set forth in the most recent appraisal acceptable to Agent, upon which Agent is expressly entitled to rely, prepared by an appraiser acceptable to Agent, net of operating expenses, liquidation expenses and commissions set forth in such appraisal; provided, that with respect to any particular item of Eligible Equipment, operating expenses, liquidation expenses and commissions will be such amount as reasonably determined by Agent.
"Net Recovery Percentage" means, as of any date of determination, the percentage of the book value of Borrowers' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company selected by Agent, upon which Agent is expressly entitled to rely.
"Non-Consenting Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.
"Note Debt" means the Indebtedness of Parent and certain of its Subsidiaries under the Note Documents.
"Note Documents" means the Note Indenture, the Notes, each guaranty executed in connection therewith, the Security Agreement dated as of even date herewith executed by the Loan Parties in favor of Wells Fargo Bank, National Association, as Collateral Agent for the Noteholders, and such other documents, instruments and agreements as may from time to time be executed and delivered in connection with the foregoing.
"Note Indenture" means that certain Indenture dated as of the Closing Date by and among Parent, Chiquita Brands and Wells Fargo Bank, National Association, as Trustee.
"Note Intercreditor Agreement" means that certain Intercreditor Agreement dated as of the Closing Date by and among the Loan Parties, the Agent, as ABL Agent, and Wells Fargo Bank, National Association, as Collateral Agent for the Noteholders, as Noteholder Collateral Agent.
"Noteholder Priority Collateral" has the meaning set forth in the Note Intercreditor Agreement.
"Noteholders" means the Persons from time to time owning the Notes.
"Notes" the 7.875% Senior Secured Notes due 2021 in the aggregate principal amount of $425,000,000 issued by Parent and Chiquita Brands on the Closing Date pursuant to the Note Indenture (together with the 7.875% Senior Secured Notes due 2021 issued under the Note Indenture in exchange therefor pursuant to the Registration Rights Agreement (as defined in the Note Indenture).
"Notification Event" means (a) the occurrence of a "reportable event" described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Significant Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition

Schedule 1.1 – Page 24

Exhibit 10.1

of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Significant Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in "at risk status" within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in "endangered status" or "critical status" within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Significant Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an "accumulated funding deficiency" within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a Significant Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.
"Obligations" means (a) all loans (including the Term Loan and the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans and the Term Loan, (ii) interest accrued on the Revolving Loans and the Term Loan, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Originating Lender" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Overadvance" means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.

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Exhibit 10.1

"PACA"means the Perishable Agricultural Commodities Act of 1930, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.
"PACA/Growers Reserves" means reserves determined by Agent in its Permitted Discretion in an amount up to the amount owing by Loan Parties to suppliers of agricultural commodities and other farm products, to the extent such suppliers may assert a Lien on or trust over any of the Collateral, including in respect of a claim under PACA.
"Parent" has the meaning specified therefor in the preamble to the Agreement.
"Participant" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Participant Register" has the meaning set forth in Section 13.1(i) of the Agreement.
"Patent Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.
"Patriot Act" has the meaning specified therefor in Section 4.13 of the Agreement.
"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.
"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Significant Party or ERISA Affiliate or to which any Significant Party or ERISA Affiliate has any liability, contingent or otherwise.
"Perfection Certificate" means a certificate in the form of Exhibit P-1.
"Permitted Acquisition" means any Acquisition so long as:
(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
(b)    no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f) and (g) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result of such Acquisition other than Permitted Liens,
(c)    Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Parent and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its

Schedule 1.1 – Page 26

Exhibit 10.1

Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement (assuming a Covenant Testing Period is then in effect, regardless of whether actually in effect) for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 of the Agreement (assuming a Covenant Testing Period is then in effect, regardless of whether actually in effect) for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,
(d)    unless the purchase consideration payable in respect of such Permitted Acquisition is less than $5,000,000, Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person's (or assets') historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,
(e)    after giving effect to such proposed Acquisition, either (1) Excess Availability is at least equal to 25% of the Maximum Stated Revolver Amount or (2) (x) Excess Availability is at least equal to 20% of the Maximum Stated Revolver Amount and (y) the Fixed Charge Coverage Ratio for the 12 month period most recently ended prior to such proposed Acquisition for which Agent has received financial statements of Parent pursuant to Schedule 5.1 is at least 1.1 to 1.0 (calculated as if such proposed Acquisition was made on the last day of such 12 month period),
(f)    unless the purchase consideration payable in respect of such Permitted Acquisition is less than $5,000,000, the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,
(g)    unless the purchase consideration payable in respect of such Permitted Acquisition is less than $5,000,000, Borrowers have provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,
(h)    the assets being acquired (other than a de minimis amount of assets in relation to Parent's and its Subsidiaries' total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,
(i)    the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries, and, in connection therewith, Borrowers shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement,

Schedule 1.1 – Page 27

Exhibit 10.1

(j)    the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $50,000,000 in the aggregate, and
(k)    Agent shall have received prior to the proposed Acquisition, a certificate signed by an officer of Administrative Borrower certifying compliance with the foregoing conditions.
"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
"Permitted Dispositions" means:
(a)sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Parent and its Subsidiaries,
(b)    sales of Inventory to buyers in the ordinary course of business,
(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d)    the licensing and sublicensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e)    the granting of Permitted Liens,
(f)    the sale or discount, in each case without recourse, of accounts receivable (excluding Eligible Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g)    any involuntary loss, damage or destruction of property,
(h)    any involuntary condemnation, transfer,seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i)    the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,
(j)    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,
(k)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Parent or any of its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

Schedule 1.1 – Page 28

Exhibit 10.1

(l)    the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,
(m)    the making of Permitted Investments,
(n)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Parent or any of its Subsidiaries (other than any Borrower) to a Loan Party (other than Parent), and (ii) from any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent,
(o)    sales or dispositions of fixed assets not otherwise permitted in clauses (a) through (n) above so long as (1) no Default or Event of Default then exists or would arise therefrom, (2) made at fair market value, and (3) the aggregate fair market value of all assets disposed of in a fiscal year (including the proposed disposition) would not exceed $10,000,000 (provided, that if the aggregate fair market value of assets disposed of in a fiscal year exceeds $1,000,000, no further disposition shall be permitted under this clause (o) in such fiscal year unless after giving effect to such proposed disposition, either (1) Excess Availability is at least equal to 25% of the Maximum Stated Revolver Amount or (2) (x) Excess Availability is at least equal to 20% of the Maximum Stated Revolver Amount and (y) the Fixed Charge Coverage Ratio for the 12 month period most recently ended prior to such proposed disposition for which Agent has received financial statements of Parent pursuant to Schedule 5.1 is at least 1.1 to 1.0 (calculated as if such proposed disposition was made on the last day of such 12 month period),
(p)    sales and dispositions by Subsidiaries that are not Significant Parties so long as such sales and dispositions are for fair market value on an arm's length basis,
(q)    so long as no Default or Event of Default exists, the cancellation of intercompany Indebtedness owing between Loan Parties,
(r)    sale-leaseback transactions with ships, trucks, containers or other similar Equipment purchased by Parent or any of its Subsidiaries from a Person other than Parent or any of its Subsidiaries so long as such property does not constitute Eligible Equipment and such transaction is within 120 days of such purchase,
(s)    the Permitted Scheduled Disposition, and
(t)    sales or dispositions described on Schedule P-3to the Disclosure Letter so long as no Default or Event of Default then exists or would be caused thereby.
"Permitted Indebtedness" means:
(a)    Indebtedness evidenced by the Agreement or the other Loan Documents,
(b)    Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

Schedule 1.1 – Page 29

Exhibit 10.1

(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(d)    endorsement of instruments or other payment items for deposit,
(e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(f)    unsecured Indebtedness owing to sellers or assets of Equity Interests that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate principal amount for all such Indebtedness does not exceed $5,000,000 at any time outstanding; (iii) the terms and conditions (including economic terms and the absences of covenants) are satisfactory to Agent, (iv) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (v) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (vi) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Maturity Date, and (vii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent,
(g)    Acquired Indebtedness in an amount not to exceed $10,000,000 outstanding at any one time,
(h)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,
(i)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j)    the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent's and its Subsidiaries' operations and not for speculative purposes,
(k)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards"), or Cash Management Services,

Schedule 1.1 – Page 30

Exhibit 10.1

(l)    unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Equity Interests of Parent that have been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $5,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,
(m)    contingent liabilities in respect of any indemnification obligation or adjustment of purchase price of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(n)    Indebtedness comprising Permitted Investments,
(o)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(p)    Indebtedness in an aggregate outstanding principal amount not to exceed $25,000,000 at any time outstanding for all Subsidiaries of Parent that are notLoan Parties; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,
(q)    Indebtedness under the Notes Documents in an aggregate principal amount not to exceed $425,000,000,
(r)    Indebtedness under the Convertible Senior Notes Documents in an aggregate principal amount not to exceed $200,000,000, and any Refinancing Indebtedness in respect of such Indebtedness,
(s)    the Indebtedness of Fresh Express Incorporated as successor-by-merger to Fresh-Cuts Incorporated in an aggregate amount not to exceed $27,000,000 to Fresh International pursuant to the Georgia Lease and related agreements, instruments and documents,
(t)    Indebtedness of Fresh Express pursuant to a lease of its Streamwood, Illinois facility, the aggregate outstanding amount of which does not exceed $50,000,000,
(u)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(v)    the Indebtedness of Chiquita Banana Company B.V. (and of such additional Subsidiaries that are CFCs that may from time to time be joined as borrowers under such credit facility) in an aggregate amount not to exceed EUR 17,000,000 (seventeen million euro) or the equivalent thereof in alternate currencies under that certain Guarantee Facility Agreement dated as of July 15, 2010 by and among Coöperatieve Centrale Raiffeisen – Boerenleenbank B.A. and Chiquita Banana Company B.V. (such facility, the "Netherlands Guarantee Facility"),

Schedule 1.1 – Page 31

Exhibit 10.1

(w)    Indebtedness subordinated to the Obligations in a manner satisfactory to Agent, the aggregate outstanding amount of which does not exceed $25,000,000, and
(x)    any other unsecured Indebtedness incurred by Parent or any of its Subsidiaries in an aggregate outstanding amount not to exceed $25,000,000 at any one time.
"Permitted Intercompany Advances" means loans and other Investments made by (a) a Loan Party to another Loan Party other than Parent, (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as, at the written request of Agent, the parties thereto are party to the Intercompany Subordination Agreement, (d) a Loan Party to a Subsidiary of Parent that is not a Loan Party so long as such loans and Investments arise in the ordinary course of business, and (e) a Loan Party to a Subsidiary of Parent that is not a Loan Party that do not arise in the ordinary course of business so long as the aggregate amount of all such loans and other Investments (by type, not by the borrower) does not exceed $20,000,000 outstanding at any one time.
"Permitted Investments" means:
(a)    Investments in cash and Cash Equivalents,
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)    advances and prepaid expenses made in connection with purchases of goods or services in the ordinary course of business,
(d)    Investments received in settlement of amounts due to Parent or any of its Subsidiaries effected in the ordinary course of business or owing to Parent or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of Parent or its Subsidiaries,
(e)    Investments owned by Parent or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1to the Disclosure Letter,
(f)    guarantees permitted under the definition of Permitted Indebtedness,
(g)    Permitted Intercompany Advances,
(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Parent or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i)    deposits of cash made in the ordinary course of business to secure performance of operating leases or as required by Governmental Authorities, public utilities or suppliers,
(j)    (i) non-cash loans and advances to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as

Schedule 1.1 – Page 32

Exhibit 10.1

the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of Parent or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $5,000,000 at any one time,
(k)    Permitted Acquisitions and transactions permitted by Section 6.3,
(l)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,
(m)    equity Investments by Parent in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,
(n)    Investments consisting of non-cash consideration received in connection with Permitted Dispositions, so long as the non-cash consideration received in connection with any Permitted Disposition does not exceed 20% of the total consideration received in connection with such Permitted Disposition,
(o)    advances by Parent or any of its Subsidiaries in the ordinary course of business to growers or suppliers for agricultural commodities as advances for such products, and
(p)    Investments paid for solely with Equity Interests of Parent; provided that such Investments constitute Permitted Acquisitions,
(q)    Investments in the ordinary course of business with respect to performance bonds, bankers' acceptance, workers' compensation claims, surety or appeal bond payments, obligations in connection with self-insurance or similar obligations and bank overdrafts,
(r)    extensions of trade credit recorded as accounts receivable entered into in the ordinary course of business,
(s)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $50,000,000 during the term of this Agreement (provided, that if the aggregate Investments made under this clause (s) after the Closing Date exceeds $10,000,000, no further Investment may be made under this clause (s) unless after giving effect to such proposed Investment, either (1) Excess Availability is at least equal to 25% of the Maximum Stated Revolver Amount or (2) (x) Excess Availability is at least equal to 20% of the Maximum Stated Revolver Amount and (y) the Fixed Charge Coverage Ratio for the 12 month period most recently ended prior to such proposed Investment for which Agent has received financial statements of Parent pursuant to Schedule 5.1 is at least 1.1 to 1.0 (calculated as if such proposed Investment was made on the last day of such 12 month period), and
(t)    so long as no Event of Default has occurred and is continuing, Investments in joint ventures, partnerships or otherwise to acquire, build, re-build, develop or improve Fleet

Schedule 1.1 – Page 33

Exhibit 10.1

Assets in an aggregate amount not to exceed $200,000,000 at any time during the term of this Agreement (provided, that no such Investment shall be made unless, after giving effect to such proposed Investment, either (1) Excess Availability is at least equal to 25% of the Maximum Stated Revolver Amount or (2) (x) Excess Availability is at least equal to 20% of the Maximum Stated Revolver Amount and (y) the Fixed Charge Coverage Ratio for the 12 month period most recently ended prior to such proposed Investment for which Agent has received financial statements of Parent pursuant to Schedule 5.1 is at least 1.1 to 1.0 (calculated as if such proposed Investment was made on the last day of such 12 month period).
"Permitted Liens" means
(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(d)    Liens set forth on Schedule P-2 to the Disclosure Letter; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Disclosure Letter shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(e)    the interests of lessors and sublessors under operating leases and non-exclusive licensors under license agreements,
(f)    purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers (including vendors of perishable agricultural commodities arising under PACA), incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h)    Liens on amounts deposited to secure Parent's and its Subsidiaries obligations in connection with worker's compensation, social security legislation or other unemployment insurance,
(i)    Liens on amounts deposited to secure Parent's and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, leases, contracts, statutory

Schedule 1.1 – Page 34

Exhibit 10.1

obligations, performance bonds or similar obligations in the ordinary course of business and not in connection with the borrowing of money,
(j)    Liens on amounts deposited to secure Parent's and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(k)    with respect to any Real Property, easements, rights of way, zoning and similar restrictions that do not materially interfere with or impair the use or operation thereof,
(l)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(n)    rights of setoff or bankers' liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,
(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q)    Liens on the Collateral to secure the Note Debt so long as such Liens are subject to the Note Intercreditor Agreement,
(r)    Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(s)    Liens assumed by Parent or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness that is Permitted Indebtedness to the extent such Liens are on the Equipment or Real Property acquired with such Acquired Indebtedness,
(t)    Liens on property of any Subsidiary of Parent which is not a US Subsidiary that secures Permitted Indebtedness under clause (p) of the definition of Permitted Indebtedness,
(u)    Liens securing intercompany obligations (i) of any Subsidiary of Parent that is not a US Subsidiary to any Loan Party or (ii) between or among Subsidiaries that are not Loan Parties,

Schedule 1.1 – Page 35

Exhibit 10.1

(v)    Liens on deposits to secure obligations under Hedge Agreements incurred in the ordinary course of business constituting Permitted Indebtedness,
(w)    Liens on cash and Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness, including the Convertible Senior Notes and the Notes to the extent such defeasance, discharge or redemption is permitted under this Agreement,
(x)    customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments permitted under this Agreement in joint ventures or partnerships,
(y)    Liens or cash and Cash Equivalents in the amount of not more than EUR17,000,000 to secure the Netherlands GuaranteeFacility.
(z)    restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, and
(aa)    other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000.
"Permitted Protest" means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.
"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 60 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $200,000,000.
"Permitted Scheduled Disposition"means the transaction described on Schedule P-4 to the Disclosure Letter subject to the conditions described therein.
"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
"Platform" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Pledged Person"means (a) each Loan Party (other than Parent), (b) each other Subsidiary of Parent that is not a CFC, (c) Fresh Holding C.V., a Netherlands limited partnership, (d) Compania Mundimar, S.A., a Costa Rica corporation, (e) any other Subsidiary of Parent in existence as of the Closing Date that becomes a Significant Party following the Closing Date (unless such Subsidiary is owned by a CFC), of and (f) each other Subsidiary of Parent that is a CFC that is formed after the Closing Date (unless such Subsidiary is owned by a CFC) unless, in any case, such Person is exempted from being a Pledged Person pursuant to Section 5.11.

Schedule 1.1 – Page 36

Exhibit 10.1

"Projections" means Parent's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
"Pro Rata Share" means, as of any date of determination:
(a)    with respect to a Lender's obligation to make all or a portion of the Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,
(b)    with respect to a Lender's obligation to participate in the Letters of Credit, with respect to such Lender's obligation to reimburse Issuing Bank, and with respect to such Lender's right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination, and
(c)    with respect to a Lender's obligation to make all or a portion of the Term Loan, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Term Loan, and with respect to all other computations and other matters related to the Term Loan Commitments or the Term Loan, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders,
(d)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure and Term Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure and Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.
"Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
"Public Lender" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of a Loan Party that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

Schedule 1.1 – Page 37

Exhibit 10.1

"Qualified Equity Interests" means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
"Real Property" means any estates or interests in real property now owned or hereafter acquired by Parent or one of its Subsidiaries and the improvements thereto.
"Real Property Collateral" means (a) the Real Property identified on Schedule R-1 to the Disclosure Letter and (b) any Real Property hereafter acquired by Parent or one of its Subsidiaries with a fair market value in excess of $2,000,000.
"Receivable Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.
"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:
(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
"Register" has the meaning set forth in Section 13.1(h) of the Agreement.
"Registered Loan" has the meaning set forth in Section 13.1(h) of the Agreement.
"Related Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

Schedule 1.1 – Page 38

Exhibit 10.1

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Report" has the meaning specified therefor in Section 15.16 of the Agreement.
"Required Availability" means that the sum of (a) Excess Availability, plus (b) the lesser of (i) $10,000,000 and (ii) Qualified Cash, exceeds $50,000,000.
"Required Lenders" means, at any time, Lenders having or holding more than 50% of the sum of (a) the aggregate Revolving Loan Exposure of all Lenders, plus (b) the aggregate Term Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure and Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii)  at any time there are 2 or more Lenders, "Required Lenders" must include at least 2 Lenders (who are not Affiliates of one another).
"Reserves" means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, PACA/Growers Reserve and Inventory Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that a Significant Party is required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) amounts owing by a Significant Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law), and (c) fluctuations in currency exchange rates) with respect to the Borrowing Base or the Maximum Revolver Amount.
"Restricted Payment" means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by a Loan Party (other than (A) dividends or distributions payable in Qualified Equity Interests issued by a Loan Party or (B) dividends or distributions payable to another Loan Party), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value any Equity Interests issued by a Loan Party (unless such payment is made to another Loan Party), and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of a Loan Party now or hereafter outstanding (unless such payment is made to another Loan Party).
"Revolver Commitment" means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.
"Revolving Lender" means a Lender that has a Revolving Loan Commitment or that has an outstanding Revolving Loan.

Schedule 1.1 – Page 39

Exhibit 10.1

"Revolving Loan Exposure" means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender's Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.
"Revolving Loans" has the meaning specified therefor in Section 2.1(a) of the Agreement.
"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC.
"S&P" has the meaning specified therefor in the definition of Cash Equivalents.
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Securities Account" means a securities account (as that term is defined in the Code).
"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.
"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Significant Parties" means the Loan Parties, the US Subsidiaries (other than US De minimus Subsidiaries) and the Significant Subsidiaries.
"Significant Subsidiaries" means each of the Subsidiaries of Parent described as Significant Subsidiaries on Schedule S-1 to the Disclosure Letter, and each other Subsidiary of Parent that, at any date of determination, meets any of the following criteria:
(a)    for the most recent fiscal year generated gross revenue (excluding intercompany sales among Parent and its Subsidiaries) exceeding the Dollar equivalent of $40,000,000, or
(b)    as at the end of the most recent fiscal year, owned assets (excluding intercompany receivables from Parent and its Subsidiaries) exceeding the Dollar equivalent of $15,000,000.
"Solvent" means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Schedule 1.1 – Page 40

Exhibit 10.1

"Specified Foreign Subsidiary" means certain Foreign Subsidiaries as may be approved by Agent and Lenders.
"Standard Letter of Credit Practice" means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
"Subject Holder" has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.
"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
"Supermajority Lenders" means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure and Term Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure and Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are 2 or more Lenders, "Supermajority Lenders" must include at least 2 Lenders (who are not Affiliates of one another).
"Swing Lender" means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
"Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.
"Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Swing Loans on such date.
"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
"Tax Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Term Loan" has the meaning specified therefor in Section 2.2 of the Agreement.
"Term Loan Amount" means $7,500,000.
"Term Loan Commitment" means, with respect to each Term Lender, its Term Loan Commitment, and, with respect to all Term Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Term Loan Exposure" means, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Lender's Term Loan Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.
"Term Loan Lender" means a Lender that has a Term Loan Commitment or that has a portion of the Term Loan.

Schedule 1.1 – Page 41

Exhibit 10.1

"Trademark Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.
"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
"United States" means the United States of America.
"Unused Line Fee" has the meaning specified therefor in Section 2.10(b) of the Agreement.
"US De minimus Subsidiary" means any US Subsidiary which, as of the end of the most recent fiscal year, does not have annual revenue or assets in excess of $5,000,000.
"US Subsidiary" means any direct or indirect Subsidiary of Parent that is organized under the laws of a State of the United States or the District of Columbia.
"Voidable Transfer" has the meaning specified therefor in Section 17.8 of the Agreement.
"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.
"Withdrawal Liability" means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Schedule 1.1 – Page 42

Exhibit 10.1

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:
(a)the Closing Date shall occur on or before February 15, 2013;
(b)    Agent shall have received a letter duly executed by each Loan Party authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;
(c)    Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent's Liens in and to the Collateral;
(d)    Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:
(i)    the Copyright Security Agreement,
(ii)    the Fee Letter,
(iii)    the Disbursement Letter,
(iv)    the Guaranty and Security Agreement,
(v)    the Intercompany Subordination Agreement,
(vi)    the Notes Intercreditor Agreement,
(vii)    a Perfection Certificate,
(viii)    the Patent Security Agreement,
(ix)    the Trademark Security Agreement, and
(x)    the payoff letters pertaining to the Existing Credit Facility;
(e)    Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party's board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

Schedule 3.1 – Page 1

Exhibit 10.1

(f)    Agent shall have received copies of each Loan Party's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Loan Party;
(g)    Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;
(h)    Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;
(i)    Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent;
(j)    Agent shall have received a waiver with respect to PACA claims executed by each Subsidiary of Parent that supplies perishable agricultural commodities to a Loan Party;
(k)    Agent shall have received opinions of the Loan Parties' counsel in form and substance satisfactory to Agent;
(l)    Borrower shall have the Required Availability after giving effect to the initial extensions of credit under the Agreement and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under the Agreement or the other Loan Documents;
(m)    Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Loan Parties' books and records and verification of Loan Parties' representations and warranties to Lender Group, (ii) an inspection of each of the locations where Loan Parties' Inventory is located, and (iii) a review of Borrower's and its Subsidiaries' material agreements, in each case, the results of which shall be satisfactory to Agent, and (iv) a review of Significant Parties' material agreements, in each case, the results of which shall be satisfactory to Agent;
(n)    Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party's senior management and key principals, the results of which shall be satisfactory to Agent;
(o)    Agent shall have received an appraisal of the Net Liquidation Percentage applicable to Loan Parties' Inventory and an appraisal of Loan Parties' Equipment, the results of which shall be satisfactory to Agent;

Schedule 3.1 – Page 2

Exhibit 10.1

(p)    Agent shall have received a set of Projections of Parent for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;
(q)    Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;
(r)    Agent shall have received copies of each of the Note Documents, together with a certificate of the Secretary of Administrative Borrower certifying each such document as being a true, correct, and complete copy thereof;
(s)    The Notes shall have been issued pursuant to the Notes Indenture and Parent shall have received Net Cash Proceeds in respect thereof of at least $410,000,000,
(t)    Parent and Borrowers have irrevocably deposited in trust with the trustee therefor the funds necessary to discharge in full Parent's and its Subsidiaries' obligations in respect of the 7‑1/2% Senior Notes due 2014 and have delivered to the trustee therefor all documents and instruments required under the indenture therefor to cause such discharge of such notes;
(u)    Agent shall have received a solvency certificate, in form and substance satisfactory to it, certifying as to the solvency of the Loan Parties; and
(v)    all other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 3.1 – Page 3

Exhibit 10.1

Schedule 5.1

Deliver to Agent each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

within 30 days after the end of each month during each of Parent's fiscal years (other than the last month of a fiscal quarter),
(a)    an unaudited consolidated balance sheet and income statement, covering Parent's and its Subsidiaries' operations during such period and compared to the prior period, prepared in accordance with GAAP, subject to the omission of footnotes and normal quarter end and year end adjustments, including but not limited to, adjustments from income tax calculation and quarterly cut-off procedures, together with an unaudited "global balance sheet" of Parent and its Subsidiaries setting forth assets and liabilities of Parent and its Subsidiaries by region in substantially the form of the global balance sheet for Parent and its Subsidiaries provided to Agent by the Parent prior to the Closing Date, and
(b)    a Compliance Certificate (which shall show the calculations for the financial covenants set forth in Section 7 whether or not a Covenant Testing Period is in effect).

within 45 days (or, if the deadline for the filing of the related quarterly report with the SEC shall have been extended, 50 days) after the end of each month that is the last month of one of Parent's fiscal quarters)

(c)    an unaudited consolidated balance sheet, income statement and statement of cash flow, covering Parent's and its Subsidiaries' operations during such period and compared to the prior period, prepared in accordance with GAAP, subject to the omission of normal year end adjustments, including, but not limited to, adjustments from income tax calculation, together with an unaudited "global balance sheet" of Parent and its Subsidiaries setting forth assets and liabilities of Parent and its Subsidiaries by region in substantially the form of the global balance sheet for Parent and its Subsidiaries provided to Agent by the Parent prior to the Closing Date,
(d)    a Compliance Certificate (which shall show the calculations for the financial covenants set forth in Section 7 whether or not a Covenant Testing Period is in effect)
(e)    updated Schedules 4.1(b) and 4.1(c) to the Disclosure Letter to set forth any changes to the information set forth in such schedules since the most recent version of such schedules delivered to Agent, and
(f)    updated Schedules 4.24 and E-1 to the Disclosure Letter (it being understood that any proposed changes to Schedule E-1 are subject to Agent's written consent) to set forth any changes to the information set forth in such schedules since the most recent version of such schedules delivered to Agent.

within 90 days (or, if the deadline for the filing of the related annual report with the SEC shall have been extended, 105 days) after the end of each of the Parent's fiscal years,
(g)    consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder's equity), together with an unaudited "global balance sheet" of Parent and its Subsidiaries setting forth assets and liabilities of Parent and its Subsidiaries by region in substantially the form of the global balance sheet for Parent and its Subsidiaries provided to Agent by the Parent prior to the Closing Date,
(h)    a Compliance Certificate (which shall show the calculations for the financial covenants set forth in Section 7 whether or not a Covenant Testing Period is in effect), and
(i)    a detailed calculation demonstrating which US Subsidiaries constitute US De minimus Subsidiaries and which Subsidiaries (other than US Subsidiaries) constitute Significant Subsidiaries.

as soon as available, but in any event within 60 days after the start of each of Parent's fiscal years,
(j)    copies of Parent's Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the current fiscal year, by quarter and by month (it being understood that the information in such Projections is not compiled or presented in accordance with GAAP and may not necessarily be presented on a basis consistent with the financial statements to be delivered as provided above).

if and when filed by Parent,
(k)    Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,
(l)    any other filings made by Parent with the SEC, and
(m)    any other information that is provided by Parent to its shareholders generally.

Exhibit 10.1

promptly, but in any event within 10 days after any officer or director of Parent or Chiquita Brands obtains knowledge thereof, any event or condition that constitutes a Default or an Event of Default,
(n) notice of such event or condition and a statement of the curative action that Parent and Borrowers propose to take with respect thereto.
promptly, but in any event within 10 days after any officer or director of Parent or Chiquita Brands obtains knowledge thereof,
(o)    notice of all actions, suits, or proceedings brought by or against Parent Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of Agent,	(p) any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

Documents required to be delivered pursuant to this Schedule 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent's website on the Internet at http://investors.chiquita.com and notifies the Agent that such documents are available; or (ii) on which such documents are posted on the Parent's behalf on an Internet or intranet website, if any, to which each Lender and the Agents have access (whether a commercial, third-party website or whether sponsored by the Agent) and Agent receives notification from Parent or Chiquita Brands that such documents are available; provided, that the Borrowers shall deliver paper copies of such documents to Agent or any Lender upon its request to the Administrative Borrower to deliver such paper copies.  Notwithstanding anything contained in this paragraph to the contrary, in every instance the Borrowers shall be required to provide copies of the Compliance Certificates electronically or otherwise in a manner reasonably satisfactory to the Agent.  The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrowers with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Exhibit 10.1

Schedule 5.2

Provide Agent with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 15th day of each month) or, at any time Excess Availability falls below 15% of the Maximum Stated Revolver Amount and continuing thereafter until such time as Excess Availaibility has equaled or exceeded 15% of the Maximum Stated Revolver Amount for 60 consecutive days, Weekly (no later than the third Business Day of each week)

(a) an executed Borrowing Base Certificate,
(b) a detailed aging, by total, of Borrower's Accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(c) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
(d) Inventory system/perpetual reports specifying the cost of Borrowers' Inventory, by category (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting).
(e) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
(f) a summary aging, by vendor, of Parent's and Borrowers' accounts payable (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(g) a detailed report regarding Parent's and Borrowers' cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,
(h) a monthly Account roll-forward (with supporting details supplied from sales journals, collection journals, credit registers and any other records), in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrower's general ledger, and
(i) the AP Accrued Liabilities Summary for Parent and its Subsidiaries, including a calculaton of consolidated "Grower Payables", and the CIG Contra Accrued Grower Payables from general ledger number 10036-71-13011-40, together with detail for the "Other Accrued Liabilities" calculation as to which payables in such calculation are payable to growers.

Monthly (no later than the 30th day after the end of each month)	(j) a reconciliation of aging of Accounts and trade accounts payable, and Inventory perpetual report, to Borrower's general ledger accounts.
Quarterly	(k) a report regarding Parent's and Borrowers' accrued, but unpaid, ad valorem taxes.
Annually	(l) a detailed list of Borrowers' US and Canadian customers, with address and contact information.
Upon request by Agent (x) after an Event of Default has occurred and is continuing or (y) in connection with a field audit
(m) copies of purchase orders and invoices for Inventory and Equipment acquired by Parent and Borrowers,
(n) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time,

Exhibit 10.1

Upon request by Agent
(o) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrowers' Accounts, and
(p) such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent may reasonably request.

Exhibit 10.1

Schedule 6.5

Nature of Business

The Loan Parties and their respective Subsidiaries conduct businesses and/or operations involving food or food products, including any business related, ancillary or complementary thereto.